Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) effective as of April 27, 2007 (the “Effective Date”), is by and between Kyowa Hakko Kogyo Co., Ltd., a company legally organized and existing under the laws of Japan (referred to herein as “Kyowa”) and ArQule, Inc., a corporation organized and existing under the laws of Delaware, USA (referred to herein as “ArQule”).  Kyowa and ArQule are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, ArQule has developed a proprietary compound for the treatment of cancer; and

WHEREAS, Kyowa wishes to obtain exclusive rights to develop, market and sell all formulations of such proprietary compound in the Territory, as more fully described below, and ArQule wishes to grant such rights to Kyowa as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1           “Additional Field” means the field comprised of Indications designated by the JSC as included in the Additional Field in accordance with Section 3.8 hereof.

1.2           “Affiliate” means, with respect to any Party, (i) any other Person of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, general partnership interest of such other Person are owned, controlled, or held, directly or indirectly by, or under common ownership or control with, such Party; or (ii) any other Person that, directly or indirectly, owns, controls, or holds fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Party or is otherwise able to control the direction of such Party.

1.3           “API” means bulk ARQ 197 or bulk Licensed Back-Up Compound.

1.4           “Applicable Laws and Regulations” means any federal, state, local, national and supra-national laws, statutes, rules and/or regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

1.5           “ArQule Decision” means any decision made in ArQule’s sole but reasonable discretion on any matter that is submitted to the JSC, which is not a Kyowa Decision.

1.6           “ArQule Background Technology” means all Technology, other than Program Technology but including Technology licensed to ArQule by a Third Party, that relates to Licensed Products and is Controlled by ArQule during the Term.

1.7           “ArQule Patent Rights” means any Patent Rights in the Territory existing at any time during the Term (regardless of whether the Patent Rights arise from inventions made, or patent applications submitted, before the Effective Date or after the Effective Date) that contain one or more claims that cover ArQule Technology. For purposes of reference, the ArQule Patent Rights as of the Effective Date are listed on Exhibit A attached hereto.

1.8           “ArQule Program Technology” means any Program Technology Controlled by ArQule that is conceived or first reduced to practice by employees of, or consultants to, ArQule, alone or jointly with any Third Party without the use, in any material respect, of any Kyowa Technology, Kyowa Patent Rights or Joint Technology.

1.9           “ArQule Technology” means, collectively, ArQule Background Technology and ArQule Program Technology.

1.10         “ArQule Trademark” means any trademark owned or Controlled by ArQule in the Territory (a) that is the equivalent in the language of the applicable country in the Territory of a trademark used by ArQule on Licensed Product outside the Territory and registrations and applications therefor or (b) covering ArQule’s name and/or company logo (“ArQule Company Trademarks”).

1.11         “ARQ 197” means the molecule set forth and identified as the ARQ 197 molecule on Exhibit B attached hereto with the chemical name  * .

1.12         “Back-Up Compound” means a cMet Inhibitor distinct in chemical structure from ARQ 197 that falls within ArQule Patent Rights.

1.13         “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.14         “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31. The “Initial Calendar Year” means the period commencing on the Effective Date and ending on the subsequent December 31.

1.15         “Cancer Field” means (i) the treatment of cancer and (ii) Patient Selection.

1.16         “CDA” means the Confidential Disclosure Agreement dated as of July 21, 2006, as amended on November 16, 2006, February 12, 2007 and March 7, 2007 by and between the Parties.

1.17         “cMet Inhibitor” means ARQ 197 and any compound of its class of drugs that binds the c-Met RTK and inhibits its autophosphorylation as its primary mode of inhibition of tumor growth and metastasis.

1.18         “Commercial Launch” means the first commercial sale of Licensed Product to a Third Party in the Territory after obtaining Commercialization Regulatory Approval in the Territory.

1.19         “Commercialization Regulatory Approval” means, with respect to any Licensed Product, the Regulatory Approval required by Applicable Laws and Regulations to sell such Licensed Product for use for an Indication in the Cancer Field, or Additional Field if applicable, in a country or region in the Territory.  For purposes of clarity, “Commercialization Regulatory Approval” in any country or region in the Territory shall mean final approval of the applicable Drug Approval Application by the Regulatory Authority for such country or region.

1.20         “Commercialize,” or “Commercialization” means all activities relating to seeking, obtaining and/or maintaining any Regulatory Approval for Licensed Product in the Cancer Field, or Additional Field if applicable, in the Territory, registration, importing, manufacturing, distributing, marketing, selling, non-clinical and clinical development or testing of Licensed Product in the Cancer Field, or Additional Field if applicable, in the Territory under this Agreement, including, without limitation, labeling, packaging, finishing, promotion, marketing, sales, distribution, development for label extensions, and conducting Medical Affairs Studies, whether conducted by a Party or for such Party by another, and “Commercialization” shall be interpreted accordingly. For clarity, Clinical Development Activities, Regulatory Activities, and Marketing Activities are Commercialization activities.

1.21         “Commercially Reasonable Efforts” means, (a) when used with respect to Kyowa’s obligations with respect to any Licensed Product under this Agreement, the devotion of no fewer resources to such Licensed Product than Kyowa devotes to a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential and strategic value taking into account efficacy, safety, expected labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors or patent or other intellectual property rights, alternative products and other relevant factors; and (b) when used with respect to ArQule’s obligations under this Agreement, the level of efforts required to carry out such obligation consistent with the efforts a similarly situated company, as licensor, devotes to a product of similar market potential, profit potential and strategic value and similar scientific, technical, development and regulatory risks, based on conditions then prevailing.

1.22         “Common Technical Document” means the acceptable format for registration dossiers submitted to regulatory authorities within regions following the International Conference on Harmonization of Technical Requirements for the Registration of Pharmaceuticals for Human Use (ICH).

1.23         “Control” means, with respect to any Patent Rights or Technology, the possession by a Party (including without limitation by way of a license granted by a Third Party to a Party) of the ability to grant a license or sublicense of such Patent Rights, or Technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party and without requiring such Party to make undue payment to any Third Party.

1.24         “Drug Approval Application” means, with respect to each Licensed Product in a particular country or region in the Territory, an application seeking Commercialization Regulatory Approval from the Regulatory Authority in such country or region,  including without limitation, an application submitted to: (a) Japan’s Ministry of Health, Labor and Welfare (“MHLW”), with respect to the commercial sale or use of Licensed Product in Japan; (b) China’s State Food and Drug Administration, with respect to the commercial sale or use of Licensed Product in China; (c) South Korea’s Pharmaceutical Affairs Bureau, with respect to the commercial sale or use of Licensed Product in South Korea; and (d) Taiwan’s Bureau of Pharmaceutical Affairs, with respect to the commercial sale or use of Licensed Product in Taiwan, as any of the foregoing may be amended from time to time.

1.25         “Effective Date” shall have the meaning set forth in the preamble.

1.26         “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.27         “Indication” means any human indication, disease or condition, which can be treated, prevented, cured or the progression of which can be delayed. For purposes of clarity, distinctions between human indications, diseases or conditions with respect to a Licensed Product shall be based on commonly accepted medical practice, or if the parties cannot agreement on commonly accepted medical practice, made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, “ICD10” ).  For Indications in the Cancer Field, reference will be made to separate classifications at the  * of  * of * etc. are each separate Indication.   For Indications in the Additional Field, reference will be made to separate classifications at the  * of other  *  all conditions within  * of * are a single Indication and all conditions within  * of * are a different single Indication).  Disputes will be resolved as set forth in  * .

1.28         “Initiation” means, with respect to a human clinical trial, the first date that a subject or patient is dosed in such clinical trial.

1.29         “Joint Patent Rights” means Patent Rights that contain one or more claims that cover Joint Technology.

1.30         “Joint Technology” means any Program Technology that is jointly conceived or reduced to practice by employees of, or consultants to, Kyowa and employees of, or consultants to, ArQule or that is conceived or reduced to practice by employees of, or consultants to, a Party with the use, in any material respect, of the Technology or Patent Rights of the other Party.

1.31         “Knowledge” means the actual knowledge of the chief executive officer, the president, the executive vice-president, any vice president, the senior director of regulatory affairs, the senior patent counsel, or the chief medical officer of ArQule.

1.32         “Kyowa” shall have the meaning set forth in the preamble.

1.33         “Kyowa Background Technology” means any Technology, other than Program Technology, that is used by Kyowa or provided by Kyowa for use, for Licensed Product in the performance of activities under this Agreement and is Controlled by Kyowa during the Term.

1.34         “Kyowa Decision” means any decision made in Kyowa’s sole but reasonable discretion  with respect to clinical development or Commercialization of Licensed Product in the Territory, including without limitation, determination of, in the Territory, (a) the Indication(s) in the Cancer Field, and Additional Field if applicable, to be pursued for Licensed Product, (b) Clinical Development Activities, (c) Regulatory Activities, (d) Marketing Activities, (e) trademarks to be used for Licensed Product, subject to Section 6.5 hereof, and (f) whether to develop one or more Licensed Back-Up Compounds in place of or in addition to ARQ 197 in accordance with Section 3.7 hereof or to include an Indication in the Additional Field in accordance with Section 3.8 hereof, except to the extent any decision, in ArQule’s sole but reasonable opinion, would have, or is having, a material adverse scientific, clinical, medical, regulatory or commercial impact on obtaining regulatory approval for the manufacture, use or sale of Licensed Product outside the Territory, or commercialization of Licensed Product outside of the Territory, in which event such decision will be an ArQule Decision.

1.35         “Kyowa Patent Rights” means any Patent Rights existing at any time during the Term (regardless of whether the Patent Rights arise from inventions made, or patent applications submitted, before the Effective Date or after the Effective Date) that contain one or more claims that cover Kyowa Technology. For purposes of reference, the Kyowa Patent Rights as of the Effective Date are listed on Exhibit C attached hereto.

1.36         “Kyowa Program Technology” means any Program Technology that is conceived or first reduced to practice by employees of, or consultants to, Kyowa, alone or jointly with any Third Party, or Controlled by Kyowa, without the use, in any material respect, of any ArQule Technology, ArQule Patent Rights or Joint Technology.

1.37         “Kyowa Regulatory Data” means all Regulatory Filings made by or on behalf of Kyowa and all data generated by or on behalf of Kyowa during Clinical Development Activities or Regulatory Activities, including without limitation the Common Technical Document and any information contained in any Regulatory Filings and the results of and all information related to any Clinical Development Activities or Regulatory Activities performed by or on behalf of Kyowa pursuant to this Agreement.

1.38         “Kyowa Technology” means, collectively, Kyowa Background Technology and Kyowa Program Technology.

1.39         “Kyowa Trademark” means any trademark and registrations and applications therefor owned or Controlled by Kyowa in the Territory.

1.40         “Licensed Back-Up Compound” means a Back-Up Compound that has been designated by the JSC for Commercialization as a Licensed Back-Up Compound pursuant to Section 3.7 hereof.

1.41         “Licensed Product” means (i) a product comprised of, in whole or in part, or containing ARQ 197 or a Licensed Back-Up Compound and conforming to the Specifications and (ii) a product sold for use in Patient Selection.

1.42         “Manufacturing Cost” means ArQule’s fully-burdened costs (including the costs associated with product testing and release activities) of producing and packaging Licensed Product or API, as applicable, in bulk or finished form, determined in accordance with GAAP, including the sum of the following components: (a) direct costs, including manufacturing labor and materials directly used in producing and packaging; (b) overhead costs attributable to the cost of goods under the foregoing clause (a), including quality labor and manufacturing and quality supervisory services, depreciation, return on capital assets and other operating and administrative costs of the manufacturing and quality departments and occupancy costs which are allocable to company departments based on space occupied or headcount, or other activity-based method; (c) any other reasonable and customary out-of-pocket costs borne by ArQule for the testing, transport, customs clearance, duty, insurance and/or storage of such products, including payments made by ArQule to Third Party Manufacturers for manufacture, filling, finishing, packaging, labeling, testing, storage and distribution of such Licensed Product or API and ArQule’s handling costs with respect thereto, as applicable; (d) Kyowa’s prorata share of costs of API and Licensed Product process improvements developed by ArQule or a Third Party on behalf of ArQule; and (e) ArQule’s general and administrative costs, including purchasing, human resources, payroll, information system and accounting, which are directly attributable or reasonably allocable to company departments based on space occupied or headcount or other activity-based method.

1.43         “Medical Affairs Activities” means: (a) the coordination of medical information requests and field based medical liaisons; and (b) those clinical studies conducted after Commercialization Regulatory Approval of a Licensed Product has been obtained which are neither intended nor designed to support a Regulatory Filing including, without limitation, Kyowa-initiated medical affairs studies, post marketing studies and investigator and physician-initiated studies; provided, that, all Medical Affairs Activities shall be consistent with Licensed Product labeling, including all package inserts for Licensed Product and shall be conducted in accordance with Applicable Laws and Regulations.

1.44         “Milestone Additional Indication” means an Indication for the Licensed Product in the Additional Field not covered by a Patent Right Controlled by Kyowa that claims the use of the Licensed Product for such Indication.

1.45         “NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking regulatory approval to market and sell Licensed Product in the United States for a particular Indication.

1.46         “NHI Price” means the drug price for Licensed Product set by the MHLW for reimbursement by insurers to medical institutions under the National Health Insurance Plan, which price is listed in the National Health Insurance Drug Price List.

1.47         “Net Sales” means the gross invoiced sales price for all Licensed Products sold by Kyowa, its Affiliates, Sublicensees or wholesalers to end users throughout the Territory during each Calendar Quarter, less:

(a)          trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b)         credits or allowances actually given or made for rejection of, uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c)          any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d)         any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and

(e)          any import or export duties or their equivalent borne by the seller.

“Net Sales” shall not include sales or transfers between Kyowa and its Affiliates, Sublicensees or wholesalers unless the Licensed Product is consumed by the Affiliate, Sublicensee or wholesaler.

1.48         “Other Licensee” means any Third Party to whom ArQule grants a license or sublicense for development and commercialization of Licensed Product in the Cancer Field or Additional Field outside the Territory.

1.49         “Party” shall have the meaning set forth in the preamble.

1.50         “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.51         “Patient Selection” means the selection of patients using a diagnostic tool to be treated for cancer with the Licensed Product described in clause (i) of Section 1.41.

1.52         “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.53         “Phase 1 Clinical Trial” means a clinical trial performed in accordance with the Applicable Laws and Regulations in the Territory that provides for the first introduction of a Licensed Product into humans for the purpose of determining human toxicity, metabolism, biomarker, absorption, elimination and other pharmacological action.

1.54         “Phase 2 Clinical Trial” means a clinical trial performed in accordance with the Applicable Laws and Regulations in the Territory in patients with a particular disease or condition which is designed to establish the safety, appropriate dosage and tolerability of a Licensed Product given its intended use and to initially explore its efficacy for such disease or condition and shall include such a clinical trial intended to be a pivotal trial.

1.55         “Phase 3 Clinical Trial” means a pivotal clinical trial performed in accordance with the Applicable Laws and Regulations in the Territory and conducted in subjects with a particular disease or condition which is designed to establish the efficacy and safety of a Licensed Product given its intended use and to define warnings, precautions and adverse events that are associated with Licensed Product in the dosage range intended to be prescribed.

1.56         “Program Technology” means any Technology relating to Licensed Product Controlled by either Party that is conceived or first reduced to practice by employees of, or consultants to, either Party alone or jointly with any Third Party, or the two Parties together in the conduct of activities under this Agreement.

1.57         “Proprietary Information” means all (a) Confidential Information as defined in the CDA, (b) terms of this Agreement, and (c) scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by, or on behalf of, such Party to the other Party in connection with this Agreement, and whether or not specifically marked as confidential or proprietary.

1.58         “Regulatory Approvals” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, or Commercialization of a Licensed Product in such country or region.

1.59         “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacture, Commercialization, reimbursement and/or pricing of Licensed Product. “Regulatory Authority” in the Territory includes, without limitation, the MHLW, the State Food and Drug Administration in China, the Pharmaceutical Affairs Bureau in South Korea and the Bureau of Pharmaceutical Affairs in Taiwan, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, distribution and sale of drugs in any country or region in the Territory.

1.60         “Regulatory Filings” means any filings that may be required for any Regulatory Approval or otherwise filed or submitted to a Regulatory Authority in the Territory in an effort to comply with Applicable Laws and Regulations.

1.61         “Royalty Term” means the period of time commencing on the date of Commercial Launch of each Licensed Product and continuing on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (a) the expiration of the last to expire Valid Claim in the country covering the manufacture, use or sale of such Licensed Product in such country or (b)  *  from the date of the Commercial Launch in such country of such Licensed Product. In the event a Licensed Product for an Indication in the Additional Field is distinguishable by form, dosage or labeling from Licensed Product in the Cancer Field, then there will be separate Royalty Terms for Licensed Product in the Cancer Field and Licensed Product in the Additional Field.

1.62         “Specifications” means the current specifications of Licensed Product and API as provided for in Section 8.3 hereof as such specifications may be updated, changed or amended from time to time in accordance with the provisions of Sections 3.7 and 8.3 hereof.

1.63         “Sublicensee” shall mean any Third Party or Affiliate to whom Kyowa grants a sublicense of some or all of the rights granted to Kyowa under this Agreement pursuant to Section 2.5 hereof.

1.64         “Technology” means inventions, discoveries, improvements, methods, processes, formulas, materials, know-how, trade secrets, technology, data or information, whether or not patentable, including without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, know-how and results including any negative results.

1.65         “Territory” means Japan, China (including Hong Kong), South Korea and Taiwan.

1.66         “Third Party” means a Person other than Kyowa, ArQule or their respective Affiliates.

1.67         “Valid Claim” means any claim of a pending patent application or an issued unexpired patent within the ArQule Patent Rights or Patent Rights covering any Program Technology that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding, which but for this Agreement, would be infringed by Kyowa by Commercialization of Licensed Product.

Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definitions	Section
Additional Rights	7.6.1
Agreement	Preamble
ArQule	Preamble
ArQule Clinical Data	4.2.3
ArQule Company Trademarks	1.10
ArQule Indemnitees	12.2.1

Clinical Development Activities	4.1
Clinical and Regulatory Plan	3.6
Co-Chairs	3.1
Delivery	8.1.3
Disputed Matter	3.9
Effective Date	Preamble
Financing Sources	11.1.7
AAA	14.2.1
AAA Rules	14.2.1
Infringement	10.2.1
Infringement Notice	10.2.1
Insolvent Party	13.5.8
Kyowa	Preamble
Kyowa Clinical Data	4.2.1
Kyowa Indemnitees	12.2.3
JSC	3.1
Losses	12.2.1
Marketing Plan	6.2
Medical Affairs Plan	6.7
MHLW	1.24
Other Licensees’ Clinical Data	4.2.4
Other Products	7.4.1
Party	Preamble
Parties	Preamble
Patent Coordinator	10.1.4
Regulatory Activities	5.1.1
Sales and Marketing Activities	6.1
Specification Update Costs	8.3.2
Supply Agreement	8.2
Term	13.1
Third Party Manufacturer	8.1.2
Trademark License	2.1.4
USBC	13.5.8

ARTICLE 2
LICENSES

2.1           ArQule License Grants.

2.1.1        Commercialization License. ArQule hereby grants to Kyowa an exclusive royalty-bearing license, under the ArQule Technology and ArQule Patent Rights and ArQule’s interest in the Joint Technology and Joint Patent Rights solely (i) to import and use API solely for use in Licensed Products and/or (ii) to develop, use, distribute for sale, offer for sale, sell, import and export Licensed Products for use in the Cancer Field, and/or the Additional Field if applicable, in the Territory.  Kyowa shall have the right to grant sublicenses under the license granted to it under this Section 2.1.1 solely in accordance with Section 2.5 below.

2.1.2                        Manufacturing License. ArQule hereby grants to Kyowa a non-exclusive royalty-bearing license under the ArQule Technology and ArQule Patent Rights and ArQule’s interest in the Joint Technology and Joint Patent Rights to make (i) API solely for use in Licensed Products and (ii) Licensed Products solely for use in accordance with the license granted pursuant to Section 2.1.1 above in such countries in the Territory in which such Licensed Products have received Commercialization Regulatory Approval. Kyowa shall have the right to grant sublicenses under the license granted to it under this Section 2.1.2 solely in accordance with Section 2.5 below.

2.1.3                        License Registration. Upon request of Kyowa, ArQule shall register, at Kyowa’s expense, in favor of Kyowa the exclusive license (“SENYO JISSIKEN” in Japanese) of the ArQule Patent Rights granted pursuant to Section 2.1.1 by recording with a Patent Office or other competent authorities of any country in the Territory.

2.1.4                        Trademarks. Kyowa reserves the right to use Kyowa Trademarks for Licensed Product in the Territory, subject to the provisions of Section 6.5 hereof and ArQule’s consent, which consent will only be withheld if, in ArQule’s sole but reasonable opinion, such use would have, or is having, a material adverse regulatory or commercial impact on obtaining regulatory approval for the manufacture, use or sale of Licensed Product outside the Territory, or commercialization of Licensed Product outside of the Territory. In the event Kyowa does not use Kyowa Trademarks and upon request of Kyowa, the following provisions shall apply.

(a)                             Grant of License.  ArQule grants to Kyowa an exclusive license to use the ArQule Trademarks solely in connection with Kyowa’s exercise of the license granted to it pursuant to Section 2.1.1 above (the “Trademark License”). Kyowa shall have the right to grant sublicenses under the licenses granted to it under this Section 2.1.4 solely in accordance with Section 2.5 below.

(b)                            Acknowledgement of Ownership of ArQule Trademarks and Assignment of Rights.  Kyowa acknowledges ArQule’s ownership of all right, title and interest in and to the ArQule Trademarks, and agrees that it will do nothing inconsistent with such ownership, that all use of the ArQule Trademarks by Kyowa shall inure to the benefit of and be on behalf of ArQule, and that any goodwill associated with the use of any ArQule Trademark by Kyowa will inure to the benefit of ArQule.  Kyowa agrees that nothing in this Agreement shall give Kyowa any right, title or interest in the ArQule Trademarks other than the right to use the ArQule Trademarks in accordance with this Agreement.  Notwithstanding anything in this Agreement to the contrary, if by virtue of Kyowa’s use of the ArQule Trademarks, Kyowa acquires any equity, title or other rights in or to the ArQule Trademarks, Kyowa shall and hereby does agree to assign and transfer same to ArQule.

(c)                             Use of ArQule Trademarks.  Kyowa shall use the ArQule Trademarks (i) solely in the manner specified in this Agreement in connection with Licensed Product and not for any other goods or services and (ii) only in the form and manner as reasonably prescribed from time to time by ArQule. Without limiting the foregoing, where practical, Kyowa’s use of an ArQule Trademark for Licensed Product should be accompanied by a trademark notice that states that such ArQule Trademark is a trademark (or a registered trademark, if applicable) of ArQule, Inc. Kyowa shall use the ArQule Trademarks, and ArQule shall maintain the ArQule Trademarks, in compliance with all Applicable Laws and Regulations, including but not limited to those relating to the licensing of trademarks, in the Territory.  Kyowa agrees to promptly correct any failure to comply with this Section 2.1.4.

(d)                            Trademarks of Other Licensees. Upon Kyowa’s request for the right to use a trademark of any Other Licensee, other than a trademark incorporating any Other Licensee’s name or logo, ArQule shall make Commercially Reasonable Efforts to obtain a royalty-free license to use such trademark from such Other Licensee for the benefit of Kyowa.

2.2                                 Exclusivity.

2.2.1                        Kyowa Acknowledgements and Covenants.  Kyowa hereby acknowledges and agrees that (a) it shall Commercialize Licensed Product solely within the Territory for use in the Cancer Field, or Additional Field if applicable, and solely on behalf of, and pursuant to the authority granted to Kyowa by, ArQule under this Agreement; (b) it is not granted any rights under this Agreement outside of the Territory and shall in no event Commercialize Licensed Product outside of the Territory or within the Territory for use outside of the Territory or provide any Licensed Product to any Third Party if Kyowa has knowledge or reasonably believes that such Third Party, either directly or indirectly, is selling, or intends to sell or otherwise provide, Licensed Product outside the Territory or within the Territory for use outside of the Territory; and (c) it shall not make, have made, source or otherwise purchase API or Licensed Product, except for the supply of API and/or Licensed Product by, or on behalf of, ArQule to Kyowa or in accordance with the express licenses granted hereunder to Kyowa. If Kyowa becomes aware of, or has reason to believe that, any Third Party (including without limitation any customer, wholesaler or distributor) is selling or exporting API or Licensed Product or using any ArQule Trademark, itself or through any other Third Party, outside of the Territory or within the Territory for use outside of the Territory, Kyowa shall provide ArQule with prompt written notice thereof.

2.2.2                        ArQule Covenants.  ArQule hereby agrees that it shall not Commercialize Licensed Product or any products which contain c-Met Inhibitor in the Territory for use in the Cancer Field, or Additional Field if applicable, during the Term, except as provided hereunder, and ArQule shall not appoint any Person, other than Kyowa, as a distributor or a licensee of Licensed Product and any products which contain c-Met Inhibitor in the Territory for use in the Cancer Field, and Additional Field if applicable, during the Term.

2.2.3                        Exceptions.  The foregoing provisions and grant of exclusive licenses in Sections 2.1 and 2.6 shall not prohibit (a) Kyowa from conducting activities outside of the Territory including without limitation importing, exporting, using and manufacturing API or Licensed Products, solely for the purpose of furthering the Commercialization of Licensed Product within the Territory; provided, that, such activities do not affect ArQule’s regulatory filings or approvals for Licensed Product outside of the Territory and are otherwise consistent with Applicable Laws and Regulations and Kyowa’s rights and obligations hereunder; nor (b) ArQule from conducting activities inside of the Territory; including without limitation importing, exporting, using and manufacturing API or Licensed Products, solely for the purpose of furthering the development, manufacture or commercialization of Licensed Product outside of the Territory or fulfilling its obligations hereunder; provided, that, such activities do not affect Kyowa’s Regulatory Filings or

Regulatory Approvals and are otherwise consistent with Applicable Laws and Regulations and ArQule’s rights and obligations hereunder.

2.3                                 Other Restrictions on Sales of Licensed Products.  Kyowa hereby further agrees that it shall not sell Licensed Product other than to independent Third Parties in bona fide arm’s length transactions.

2.4                                 Directly Competitive Licensed Products.  During the Term, Kyowa shall not, directly or indirectly, sell, offer to sell, have sold, market, promote, distribute or commercialize in the Territory any cMet Inhibitor other than Licensed Product as provided herein.

2.5                                 Sublicense Rights. Kyowa shall have the right to grant sublicenses under the licenses granted to it under Sections 2.1.1. 2.1.2 and 2.1.4 to any Affiliate or Third Party; provided, that (a) Kyowa obtains the prior written approval of ArQule for each such sublicense, which consent shall not be unreasonably withheld or delayed; (b) it shall be a condition of any such sublicense that such Third Party agrees in writing with Kyowa to be bound by the terms of this Agreement applicable to Kyowa (including, without limitation, Articles 11 and 12 and the restrictions set forth in Sections 2.2.1, 2.3 and 2.4); and (c) Kyowa shall not be relieved of any of its obligations pursuant to this Agreement as a result of such sublicense.

2.6                                 Kyowa License Grants. Kyowa hereby grants to ArQule an exclusive royalty-free, perpetual, irrevocable license, subject to Section 13.7.3, under the Kyowa Technology and Kyowa Patent Rights and Kyowa’s interest in Joint Technology and Joint Patent Rights, solely to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, API and Licensed Products solely for use outside the Territory. ArQule shall have the right to grant sublicenses under the foregoing license; provided, however, that ArQule shall not grant a sublicense to any Other Licensee unless such Other Licensee shall grant to ArQule the license (with rights to sublicense to Kyowa) set forth in Section 2.7.

2.7                                 Other Licensees.  ArQule shall use Commercially Reasonable Efforts to have any Other Licensees grant to ArQule an exclusive, royalty-free, fully-paid up, perpetual, irrevocable license sublicensable to Kyowa under Technology and Patent Rights controlled by such Other Licensee or jointly by such Other Licensee and ArQule solely for Kyowa to import and use API solely for use in Licensed Products and/or to develop, use, distribute for sale, offer for sale, sell, import and export Licensed Products for use in the Cancer Field, or Additional Field if applicable, in the Territory.

2.8                                 Use of Technology; No Other Rights.  Kyowa covenants to ArQule that Kyowa will not practice the ArQule Technology except as expressly permitted under this Agreement. Except as expressly set forth in this Agreement, this Agreement does not include the grant of any right or license, express or implied, to any other intellectual property or other rights owned or Controlled by ArQule.

ARTICLE 3
JOINT STEERING COMMITTEE

3.1                                 Establishment and Membership.  Within thirty (30) days of the Effective Date, the Parties shall establish a joint steering committee (the “JSC), the purpose of which shall be to oversee the collaboration of the Parties relating to the development and Commercialization of Licensed Product in the Cancer Field, or Additional Field if applicable, in the Territory. The JSC shall consist of three (3) members from each Party, shall be co-chaired by a senior employee of the Parties’ respective business units or their designees (“Co-Chairs”), and shall include representatives of each Party chosen from staff of one or more of the following departments of the Parties: regulatory/CMC, clinical, sales/marketing, project management or business development department.  Each Party shall be free to change its members, on prior written notice to the other Party.

3.1.1                        Appointment as a Right. The appointment of members of the JSC is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21. Each Party shall be free to determine not to appoint members of the JSC.

3.1.2                        Consequences of Non-Appointment. If a Party does not appoint members of the JSC, it shall not be a breach of this Agreement, nor shall any consideration be returned, and unless and until such persons are appointed, the other Party may discharge the roles for which such Party’s members were not appointed by such Party.

3.2                                 Meetings.  The JSC shall establish a schedule of times for regular meetings.  Special meetings of the JSC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon ten (10) days) written notice to the other members; provided, that, (a) notice of any such special meeting may be waived at any time, either before or after such meeting and (b) attendance of any member at a special meeting shall constitute a valid waiver of notice from such member.  In no event shall the JSC meet less frequently than once every four (4) months. Regular and special meetings of the JSC may be held in person or by teleconference or videoconference; provided that meetings held in person shall alternate between the respective offices of the Parties in Boston, Massachusetts and Tokyo, Japan or such other locations mutually agreeable to the JSC members.  The Co-Chairs shall alternate the responsibility for preparing and circulating to each JSC member an agenda for each JSC meeting not later than one (1) week prior to such meeting.

3.3                                 Quorum; Voting; Decisions.  At each JSC meeting, (a) the presence in person of at least one (1) member designated by each Party shall constitute a quorum and (b) each member who is present shall have one vote on all matters before the JSC at such meeting.  All decisions of the JSC shall be made by majority vote; provided that any member designated by a Party shall have the right to cast the votes of any of such Party’s members on the JSC who are absent from the meeting. Alternatively, the JSC may act by written consent signed by at least one (1) member designated by each Party.  Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, either Co-Chair shall cause the JSC to take the action in the requested time period by calling a special meeting or by circulating a written consent.  Representatives of each Party or of its Affiliates who are not members of the JSC (including, without limitation, the Patent Coordinators) may attend JSC meetings as non-voting observers.

3.4                                 Minutes.  The JSC shall keep minutes of its meetings that record all decisions and all actions recommended or taken in reasonable detail.  Drafts of the minutes shall be prepared and circulated to the members of the JSC within a reasonable time after the meeting, not to exceed thirty (30) business days, and the Co-Chairs shall alternate responsibility for the preparation and circulation of draft minutes. Each member of the JSC shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved, disapproved and revised as soon as practicable.  Upon approval, final minutes of each meeting shall be circulated to the members of the JSC by the Co-Chairs with responsibility for preparing such minutes.

3.5                                 Responsibilities.  In accordance with the terms and conditions of this Agreement, the JSC shall coordinate the Parties’ efforts in the Territory with respect to Commercialization of Licensed Product consistent with ArQule’s clinical, regulatory and global branding strategy for Licensed Product, by exchanging information pertinent to the overall management of Licensed Product, as provided elsewhere in this Agreement.  More specifically, the JSC shall:

3.5.1                        coordinate and oversee all Commercialization activities, including Clinical Development Activities, Regulatory Activities, Sales and Marketing Activities, and Medical Affairs Activities;

3.5.2                        review and discuss the Clinical and Regulatory Plan and Medical Affairs Plan, and all amendments thereto as provided in Sections 3.6 and 6.7  below, respectively;

3.5.3                        review and discuss Licensed Product supply, strategies, schedules and budgets and other matters that affect Commercialization of Licensed Product in the Territory, including discussing and approving potential Licensed Back-Up Compounds and Indications in the Additional Field in accordance with Section 3.7 and 3.8 below, respectively; and

3.5.4                        attempt to resolve any disputes between the Parties in accordance with Section 3.9.

3.6                                 Clinical and Regulatory Plan. Set forth on Exhibit D attached hereto is the written plan (the “Clinical and Regulatory Plan”), which describes all Clinical Development Activities and Regulatory Activities to be conducted in Japan and a timeline for the completion thereof. Not less than once every Calendar Year during the Term, Kyowa shall prepare and submit to the JSC, for review in accordance with this Section 3.6, an updated Clinical and Regulatory Plan for each country in the Territory, which at such time as Kyowa proposes to commence Clinical Development Activities and Regulatory Activities in other countries in the Territory shall describe all such Clinical Development Activities and Regulatory Activities to be conducted and the timeline for completion thereof. All such updated Clinical and Regulatory Plans shall be reviewed and discussed by the JSC. Kyowa will in good faith consider the reasonable comments provided by the ArQule JSC members but will only be required to revise an updated Clinical and Regulatory Plan if, in ArQule’s sole but reasonable opinion, an aspect of such updated Clinical and Regulatory Plan would have, or is having, a material adverse scientific, clinical, medical, regulatory or commercial impact on obtaining regulatory approval for the manufacture, use or sale of Licensed Product outside the Territory, or commercialization of Licensed Product outside of the Territory, in which event Kyowa will revise the applicable Clinical and Regulatory Plan and resubmit it to the JSC for review in the same manner. Kyowa shall make commercially reasonable best efforts to carry out and perform the plan, strategy and activities set forth in the Clinical and Regulatory Plan as in effect from time to time within the timelines contained therein.  All decisions regarding the day-to-day conduct of Clinical Development Activities and Regulatory Activities in accordance with the Clinical and Regulatory Plan shall be Kyowa Decisions. Kyowa shall not engage in any Clinical Development Activity or Regulatory Activity with respect to Licensed Product unless such activity is described in the Clinical and Regulatory Plans.

3.7                                 Identification of Licensed Back-Up Compounds.  During the Term, ArQule will keep Kyowa reasonably informed of its efforts to research and develop any Back-Up Compounds.  Without limiting the generality of the foregoing, ArQule will advise Kyowa of any potential Back-Up Compounds that have been nominated by  *  for  * .

3.7.1                        During the Term, Kyowa shall have the right to request in writing to ArQule that Kyowa have the right to *  in the Territory * that ArQule is researching and developing in addition to, or in place of,  * . At Kyowa’s request, ArQule and Kyowa shall discuss Kyowa’s request that  * have the right to * in the Territory such *.  Within the later of *  days of receipt of such request or (ii)  * after such discussion, ArQule will respond in writing as to whether or not ArQule consents, in its sole discretion, to granting Kyowa such right. If ArQule does not respond within the  * or  * period, or responds that it does not so consent, then Kyowa shall not have any such right. If ArQule responds within the * or  * that it does so consent, then the JSC will designate such * as a *  the rights and obligations of the Parties relating to such * shall be identical to those applicable to  * and any reference to  * thereafter shall be deemed to include, or to be made to, such  * , except as otherwise expressly provided herein or if the context clearly indicates a reference specifically to  *  Subsequent to such designation, as applicable, the *  shall be amended.

3.7.2                        If, during the Term, ArQule develops or obtains, with the right to grant a license to Kyowa hereunder, one or more  *  before the  * of the first  * in the Territory or before the  * anniversary of the Effective Date (whichever is earlier), and ArQule determines to discuss any such  * with an  *, ArQule will notify Kyowa of such  * and discuss such  *, with Kyowa on substantially the same timetable as with such other  * .  If ArQule determines to Commercialize such *  alone or with any  *  in the  * , or *  if applicable outside the Territory, ArQule will notify Kyowa and, with consultation of the JSC, Kyowa will determine, as a Kyowa Decision, whether to *  such * in the Territory in addition to, or in place of, *  If Kyowa determines to  * the proposed  * in the Territory, the JSC will designate it as a *, the rights and obligations of the Parties relating to such  * shall be identical to those applicable to * and any reference to  *  thereafter shall be deemed to include, or to be made to, the  *, except as otherwise expressly provided herein or if the context clearly indicates a reference specifically to  *.  Subsequent to such designation, as applicable, the  * shall be amended.

3.8                                 Indications in the Additional Field. During the Term, ArQule will keep Kyowa reasonably informed of its efforts to research and develop any * in the Territory. Without limiting the generality of the foregoing, ArQule will advise Kyowa of any potential  *  in the * no later than  * with the time it notifies any  * of such * .

3.8.1                        During the Term, Kyowa shall have the right to request in writing to ArQule that Kyowa have the right to  * in the Territory  for an *  not in the *.  Within  * of receipt of such request, ArQule will respond in writing as to whether or not ArQule consents, in its sole discretion, to granting Kyowa such right. If ArQule does not respond within the  * or responds that it does not so consent, then Kyowa shall not have any such right. If ArQule responds within the  * that it does so consent, then the JSC will designate such * as an  * within the  * the rights and obligations of the Parties relating to such  * shall be identical to all previously designated *  in the * if any, and any reference to the * thereafter shall be deemed to include such *

3.8.2                        If, during the Term, ArQule determines to discuss any  * in the  *  with an *  ArQule will notify Kyowa of such  *  in the  *  and discuss such  * in the * with Kyowa on substantially the same timetable as with such other  *,  If ArQule determines to  *,  alone or with any *, outside the Territory for an  * not in the *, ArQule will notify Kyowa and, with consultation of the JSC, Kyowa will determine, as a Kyowa Decision, whether to  * such * in the Territory *  If Kyowa determines to  * such * in the Territory for such *, the JSC will designate it as an  * within the  * the rights and obligations of the Parties relating to such Indication shall be identical to all previously designated  * in the  * if any, and any reference to the * thereafter shall be deemed to include such *

3.9                                 Disputed Matters. The JSC members shall use good faith efforts to reach agreement on any and all matters submitted to it, including consensus on all Clinical Development Activities and Regulatory Activities and Marketing Activities. In the event that, despite such good faith efforts, agreement on a particular matter cannot be reached by the JSC within  *  days after the JSC first meets to consider such matter (each such matter, a “Disputed Matter”), then, if the Disputed Matter involves an ArQule Decision, ArQule’s representatives on the JSC shall have the right to make the final decision on such Disputed Matter. If the Disputed Matter involves a Kyowa Decision, then Kyowa’s representatives on the JSC shall have the right to make the final decision on such Disputed Matter. All other Disputed Matters shall be resolved in accordance with Article 14.

3.10                           Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members, designees and non-JSC invitees to attend meetings of, and otherwise participate on, the JSC.

3.11                           Informational Sessions. Notwithstanding the foregoing, within  *  days of the Effective Date, the Parties will finalize a schedule upon which a team of clinical, regulatory and business development representatives from each Party (including at least one JSC member from each Party) will have a monthly conference by telephone during the Term to discuss Commercialization activities hereunder and events material to such efforts, provided, that any such telephone conference may be cancelled by agreement of the Parties.

ARTICLE 4
CLINICAL DEVELOPMENT

4.1                                 Kyowa Clinical Development Activities. Subject to, and in accordance with, the terms and conditions of this Agreement and the requirements of all Applicable Laws and Regulations, Kyowa shall be responsible for, shall bear all costs of execution of, and shall use commercially reasonable best efforts to conduct, all pre-clinical and clinical trial activities necessary or useful for the Commercialization of Licensed Product in the Territory as overseen by the JSC in accordance with Article 3 (“Clinical Development Activities”). Subject to ArQule’s right to make ArQule Decisions, Kyowa shall have final decision-making authority over all Clinical Development Activities; provided that all such Clinical Development Activities shall be conducted in accordance with the Clinical and Regulatory Plan and coordinated by the JSC in accordance with Article 3. Without limiting the applicability of the foregoing and the remainder of this Article 4, Kyowa, through the JSC, shall keep ArQule timely informed of all material events and developments occurring in the course of the Clinical Development Activities and shall pursue the most expeditious schedule practicable for achieving Commercial Regulatory Approval.

4.2                                 Clinical Development Data.

4.2.1                        Obligations of Kyowa.  All results of all Clinical Development Activities and any and all other information or data generated by Kyowa or any Third Party on behalf of Kyowa with respect to any Clinical Development Activities (collectively, “Kyowa Clinical Data”) shall be (a) used by Kyowa and its Affiliates to support necessary Regulatory Approvals and Commercialization in the Territory and (b) promptly provided by Kyowa to ArQule.

4.2.2                        Use of Kyowa Clinical Data.  Kyowa hereby agrees that ArQule may use Kyowa Clinical Data for the performance of its obligations and exercise of its rights under this Agreement and that ArQule and any Other Licensees shall have a right of access, a right of reference and a right to use and incorporate all Kyowa Clinical Data in any regulatory filings or for other uses in accordance with Applicable Laws and Regulations, outside the Territory provided, however, that any Other Licensee shall not have such right unless such Other Licensee shall agree to provide, or permit ArQule to provide, Kyowa with copies of any NDAs or equivalent drug approval application  filed by such Other Licensee with the FDA or EMEA in the Cancer Field.

4.2.3                        Obligations of ArQule.  During the Term, and subject to Applicable Laws and Regulations, ArQule shall provide Kyowa with copies of all information or data with respect to Licensed Product that is generated by ArQule or any Third Party on behalf of ArQule, and Controlled by ArQule and necessary for Kyowa to obtain any required Regulatory Approvals or perform such other Regulatory Activities under this Agreement or otherwise reasonably requested in writing by Kyowa (collectively “ArQule Clinical Data”). ArQule Clinical Data shall be licensed to, and used by, Kyowa solely in accordance with the license granted in Section 2.1.1.

4.2.4                        Other Licensee Data.  In any license or sublicense granted to an  * for *  and  * of  *  in the * ArQule shall (a) include a provision requiring such  *  to provide, or  permit ArQule to provide, * with copies of  *  filed by such *  in the * and grant to Kyowa a right of access, a right of reference and the right to use and incorporate any such * of this Agreement  and (b) use commercially reasonable best efforts to include a provision requiring such  * to provide or permit ArQule to provide,  * with copies of any additional information or data with respect to *  that is generated by such * or any * on behalf of such * and owned or otherwise controlled by such  * and necessary or useful for  * to obtain any required  * or perform such other *  under this Agreement or otherwise reasonably requested in writing by * (collectively, the “*”) * provided to Kyowa by or on behalf of ArQule shall be licensed to, and used by, Kyowa solely in accordance with the license granted in Section 2.1.1, free of any additional charge.

4.3                                 No Debarred Personnel.  In performing the Clinical Development Activities, Kyowa shall not use the services of any employee or consultant, who has been debarred by the FDA or any Regulatory Authority, or, to the best of Kyowa’s knowledge, is the subject of debarment proceedings by the FDA or any other Regulatory Authority.

4.4                                 Use of Animals.  In connection with any development or Commercialization activities, including Clinical Development Activities undertaken by Kyowa in connection with Licensed Product, Kyowa shall comply with all Applicable Laws and Regulations regarding the care and use of experimental animals. All animals used by Kyowa to evaluate ARQ 197, any Licensed Back-Up Compound, or Licensed Product shall be provided humane care and treatment in accordance with applicable veterinary practices.

ARTICLE 5
REGULATORY

5.1                                 Regulatory Activities.

5.1.1                        Regulatory Activities.  Subject to, and in accordance with, the terms and conditions of this Agreement and the requirements of all Applicable Laws and Regulations, Kyowa, at its sole cost and expense, shall use commercially reasonable best efforts to (i) take all actions necessary and  file all Regulatory Filings with respect to Licensed Product required to obtain Commercialization Regulatory Approval throughout the Territory; (ii) respond in a timely fashion to requests for data and information from Regulatory Authorities with respect to Licensed Product; and (iii) meet with officials of Regulatory Authorities at such times as may be requested by such Regulatory Authorities with respect to Licensed Product (“Regulatory Activities”).  Subject to ArQule’s right to make ArQule Decisions, Kyowa shall have final decision-making authority over all Regulatory Activities; provided that all such Regulatory Activities shall be conducted in accordance with the Clinical and Regulatory Plan and coordinated by the JSC in accordance with Article 3. Without limiting the applicability of the foregoing and the remainder of this Article 5, Kyowa, through the JSC, shall keep ArQule timely informed of all material events and developments occurring in the course of the Regulatory Activities, including without limitation, scheduled Kyowa regulatory strategy discussions and meetings with Regulatory Authorities in the Territory relating to Licensed Product.

5.1.2 ArQule Assistance. Upon written request of Kyowa, ArQule shall use Commercially Reasonable Efforts to assist Kyowa in connection with any meetings with Regulatory Authorities in the Territory related to Licensed Product.

5.2                                 Kyowa Regulatory Data and Regulatory Approvals.

(a)                                  Regulatory Filings.

(i)                                     Review. Kyowa shall provide ArQule with summaries (in English) of all Regulatory Filings, including synopses and patient death narratives, if any, not less than sixty (60) days prior to filing thereof and ArQule shall have the right within thirty (30) business days of receipt thereof to review and comment on any Regulatory Filings pertaining to clinical studies and/or manufacturing of Licensed Product and Kyowa shall incorporate into such regulatory submissions all reasonable comments thereon by ArQule.  It is acknowledged by the Parties that given time constraints, the Regulatory Filing actually submitted by Kyowa to a Regulatory Authority may vary from the summaries discussed by the Parties prior to such submission because of changes resulting from interactions with Regulatory Authorities.

(ii)                                  Copies. Kyowa shall provide to ArQule: (A) compact discs containing each Regulatory Filing as submitted and all Kyowa Regulatory Data relevant thereto (in the original language in which it was filed) promptly following such submission, (B) summaries (in English) of each Regulatory Filing as submitted, including synopses and patient death narratives, if any, as soon as reasonably practicable following submission thereof,  *.  ArQule and any Other Licensees, subject to Section 4.2.4 above, shall have a right of access, a right of reference and the right to use and incorporate all Kyowa Regulatory Data consistent with the terms of this Agreement. Kyowa’s access to information and data of any Other Licensee shall be governed by Section 4.2.4 hereof.

(b)                                 Ownership of Kyowa Regulatory Data. Kyowa shall hold title to all Kyowa Regulatory Data, including Regulatory Filings and Regulatory Approvals; provided, that, Kyowa shall file for and obtain Regulatory Filings and Regulatory Approvals in such manner as may be required under the Applicable Laws and Regulations of the Territory to allow, for the expeditious transfer thereof to ArQule or ArQule’s designee pursuant to Section 13.5 hereof upon termination of this Agreement pursuant to Section 13.2 or 13.3.

5.3                                 Provision of Regulatory Information to Kyowa.  ArQule shall use Commercially Reasonable Efforts to assist Kyowa in connection with its conduct of all Regulatory Activities, including by (a) providing Kyowa with copies of the relevant sections of any United States regulatory filings for Licensed Product filed by or on behalf of, and Controlled by ArQule as necessary for Kyowa to make Regulatory Filings for Licensed Product and (b) supplying or granting Kyowa the right to reference any data Controlled by ArQule that is necessary and required by Applicable Laws and Regulations to allow Kyowa to meet its regulatory filing obligations in the Territory.  Kyowa shall have a right of access, a right of reference and the right to use and incorporate all information provided to it pursuant to this Section 5.3 solely to support its Regulatory Activities and Commercialization of Licensed Product in the Territory and in accordance with the terms of this Agreement.

5.4                                 Safety; Adverse Event Reporting.

5.4.1                        Pharmacovigilance and Drug Safety Data.  Kyowa shall be responsible, at its sole cost and expense, for: (i) collecting all pharmacovigilance and other drug safety data for Licensed Product in the Territory; and (ii) reporting any such data, including adverse events, to the applicable Regulatory Authorities in the Territory, as appropriate to be in compliance with all Applicable Laws and Regulations, including without limitation entry into the global safety database in CIOMS format (in English). Kyowa will provide notice, including without limitation by email, to ArQule of such global database entries within the time period required by FDA regulations for the type of event involved. ArQule shall have the right to review Kyowa’s internal processes and procedures for the collection and processing of safety data relating to Licensed Product.  ArQule shall hold and maintain the global safety data base for Licensed Product; provided that ArQule may agree with any Other Licensee that such Other Licensee shall hold and maintain the global safety database for Licensed Product.

5.4.2        Safety Agreement.  On or before the earlier of (a)  * after the  *  or (b)  *  prior to * commencement of  * , the Parties will enter into a mutually agreeable safety agreement setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of drug safety data. ArQule may require that any Other Licensee be a party to such Safety Agreement.

5.5           Recalls and Voluntary Withdrawals. Kyowa shall submit to ArQule its internal standard operating procedures as to product recalls and the treatment of product complaints and inquiries as to safety, quality or efficacy reasonably in advance of the date of Commercial Launch. If Kyowa becomes aware of information about Licensed Product indicating that it may not conform to the Specifications or that there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, it shall immediately so notify ArQule.  The Parties shall promptly meet to discuss such circumstances and to consider appropriate courses of action, including without limitation, Licensed Product recalls. Unless agreed by the Parties in writing Kyowa shall implement and be responsible, at its sole expense, for all recalls of Licensed Product in the Territory, and shall maintain complete and accurate records of any Licensed Product recall for such periods as may be required by legal requirements, but in any event for no less than  * .

5.6           Inspection Rights. ArQule shall have the right, on not less than  *  prior notice, to inspect the facilities of Kyowa, its Affiliates and Sublicensees where Licensed Product is manufactured, stored or handled and to audit the procedures of Kyowa, its Affiliates and Sublicensees for the manufacture, storage and handling of Licensed Product for purposes of quality control.

5.7           Governmental Inspections and Inquiries.  Kyowa shall advise ArQule promptly, but in no event later than  *  after Kyowa’s receipt of notice thereof, of any planned Regulatory Authority visit to the facilities of Kyowa, its Affiliates or Sublicensees where Licensed Product is manufactured, stored or handled or any written or oral inquiries by a Regulatory Authority concerning such facilities, the procedures of Kyowa, its Affiliates or Sublicensees for the manufacture, storage or handling of Licensed Product, or the Commercialization of Licensed Product in the Territory.  Kyowa shall furnish to ArQule (a) minutes of the inspection generated by Kyowa and translated into English promptly following such inspection and (b) any report or correspondence (in English) provided by Kyowa, any Affiliate or Sublicensee, as the case may be, to the Regulatory Authority or issued by or provided by the Regulatory Authority to Kyowa, any Affiliate or Sublicensee, as the case may be, in connection with such visit or inquiry as soon as reasonably practicable thereafter.

5.8           ArQule Participation Right.  ArQule shall have the right, at its option, upon written request at any time, to participate in any and all of Kyowa’s regulatory strategy discussions and meetings with Regulatory Authorities in the Territory relating to Licensed Product, including without limitation any such discussions and meetings relating to final positioning of labeling and safety claims within the original and any subsequent regulatory submissions and drug reimbursement pricing. Kyowa shall provide reasonable prior written notice to ArQule of any such meetings and copies of all material correspondence with regard thereto.

ARTICLE 6
SALES AND MARKETING; DILIGENCE OBLIGATIONS

6.1           Sales and Marketing Activities. Subject to, and in accordance with, the terms and conditions of this Agreement and the requirements of all Applicable Laws and Regulations, Kyowa, at its sole cost and expense, shall have the sole responsibility, including without limitation the determination of price for the sale Licensed Product in the Territory, and shall use Commercially Reasonable Efforts to develop a sales force and market and sell Licensed Product in the Territory (“Sales and Marketing Activities”) and in any event will execute Commercial Launch in each country in the Territory within ninety (90) days of obtaining pricing approval  for such Licensed Product in such country.

6.2           Marketing Plan. Without limiting the generality of the other provisions of this Article 6, Kyowa shall prepare and submit to ArQule a plan containing the strategy and proposed activities for marketing and selling Licensed Product in the Territory (as updated pursuant to this Section 6.2, the “Marketing Plan”). Kyowa shall submit a proposed draft of the Marketing Plan to ArQule no later than  *  prior to the anticipated Commercial Launch of Licensed Product and shall submit a revised Marketing Plan to ArQule no later than  *  prior to the anticipated Commercial Launch of Licensed Product.  Kyowa shall deliver an update of the relevant sections of the Marketing Plan from time to time during the Term, and in no case less than once per Calendar Year. Updates to the Marketing Plan shall reflect, among other things, each new Indication in the Cancer Field, and Additional Field if applicable, for Licensed Product. ArQule shall have the opportunity to comment on the proposed draft, revised and updated Marketing Plan and Kyowa will consider such comments in good faith. All decisions regarding the day-to-day conduct of Marketing Activities in accordance with the Marketing Plan shall be Kyowa Decisions.

6.3           Sales Forecasts.   *  prior to the anticipated date of Commercial Launch, Kyowa shall provide ArQule with a sales forecast which sets forth the projected monthly sales (by quantity and estimated Net Sales) of Licensed Product in the Territory for the  *  period commencing upon the anticipated Commercial Launch date.  Thereafter, Kyowa shall provide ArQule with a sales forecast on the first business day of each April and October which sets forth the projected monthly sales (by quantity and estimated Net Sales) of Licensed Product in the Territory for the succeeding  *  month period; provided, that, upon the written request of ArQule, Kyowa shall deliver such forecasts more frequently during the Calendar Year in which Commercial Launch occurs for Licensed Product.

6.4           Interconnected Discounting.  Kyowa shall not discount the price of Licensed Product or agree to reduce the unit volume of purchases or sales of Licensed Product in consideration of any price increase on, the receipt of any payment in connection with, or the entering of an arrangement for, the purchase or sale of a product other than Licensed Product (including, without limitation, any arrangement guaranteeing volume increases or minimum volume of such other product), and Kyowa shall not enter into any agreement for such purpose.

6.5           Labeling and Patent Rights Marking.  Notwithstanding the provisions of Section 2.1.4 hereof, Kyowa shall identify ArQule as the licensor or manufacturer of the Licensed Product using the ArQule Company Trademarks designated by ArQule for such use with reasonable prominence, on the vial label, package insert, and outside of the product packaging and in all advertising materials for Licensed Product in the Territory in a manner approved in advance in writing by ArQule and in accordance with the Trademark License set forth in Section 2.1.4 hereof. Kyowa shall mark all Licensed Product sold by Kyowa with appropriate patent numbers or indicia at ArQule’s request to the extent required and/or permitted by Applicable Laws and Regulations and, subject to the foregoing, may, in its sole discretion, include any Kyowa Trademarks.

6.6           Medical Affairs Activities.  Subject to, and in accordance with, the terms and conditions of this Agreement and the requirements of all Applicable Laws and Regulations, Kyowa shall be responsible for and shall bear all costs of execution of all Medical Affairs Activities. Such activities shall be conducted in accordance with the Clinical and Regulatory Plan and coordinated by the JSC in accordance with Article 3.  If Kyowa wishes to conduct an investigation or initiate a post-marketing clinical study that is not specifically related to any Indication in the Cancer Field, or Additional Field if applicable, included in the package insert for Licensed Products, it shall provide prior written notice to the JSC, which notice shall include a protocol for the proposed clinical study for its review and approval pursuant to Article 3.

6.7           Medical Affairs Plan. Kyowa shall prepare and submit to the JSC a plan containing the strategy and proposed activities for Medical Affairs Activities (as updated pursuant to this Section 6.7, the “Medical Affairs Plan”). Kyowa shall submit a proposed draft of the Medical Affairs Plan to the JSC no later than  *  prior to the anticipated Commercial Launch of Licensed Product and shall submit an updated Medical Affairs Plan to the JSC no later than  *  prior to the anticipated Commercial Launch of Licensed Product.  Kyowa shall deliver an update of the relevant sections of the Medical Affairs Plan from time to time during the Term, and in no case less than once per Calendar Year. Updates to the Medical Affairs Plan shall reflect, among other things, each new Indication in the Cancer Field, and Additional Field if applicable, and countries within the Territory in which Medical Activities will be conducted for Licensed Product. The Medical Affairs Plan and all updates shall be reviewed and discussed by the JSC. Kyowa will in good faith consider the reasonable comments provided by the ArQule JSC members but will only be required to revise a Medical Affairs Plan if, in ArQule’s sole but reasonable opinion, an aspect of such Medical Affairs Plan would have, or is having, a material adverse scientific, clinical, medical, regulatory or commercial impact on obtaining regulatory approval for the manufacture, use or sale of Licensed Product outside the Territory, or commercialization of Licensed Product outside of the Territory, in which event Kyowa will revise the applicable Medical Affairs Plan and resubmit it to the JSC for review in the same manner. Kyowa shall make commercially reasonable best efforts to carry out and perform the plan, strategy and activities set forth in the Medical Affairs Plan as in effect from time to time within the timelines contained therein. All decisions regarding the day-to-day conduct of Medical Affairs Activities in accordance with the Medical Affairs Plan shall be Kyowa Decisions. Kyowa shall not engage in any Medical Affairs Activities with respect to Licensed Product unless such activity is described in the Medical Affairs Plan.

6.8           Marketing and Promotional Literature. All marketing and promotional literature related to Licensed Product and prepared for use in the Territory by Kyowa shall be prepared in a manner consistent with Applicable Laws and Regulations.  In all marketing and promotional literature, ArQule shall be presented and described as the Party who developed the Licensed

Product.  To the extent practical, the ArQule name and logo shall appear in the same in size and proximity as the Kyowa name and logo on all marketing and promotional literature used in the Territory unless prohibited by Applicable Laws or Regulations of the Territory.

ARTICLE 7
UPFRONT AND MILESTONE PAYMENTS

7.1           Upfront Payment. Pursuant to the CDA, Kyowa paid to ArQule, in consideration for the rights granted to Kyowa under this Agreement as well as other rights set forth in the CDA, the sum of three million United States dollars (US$3,000,000) and shall pay to ArQule hereunder, within ten (10) business days following the Effective Date, the additional sum of twenty-seven million United States dollars (US$27,000,000).

7.2           Milestone Payments.  In consideration for the rights granted to Kyowa under this Agreement, Kyowa shall make the following non-refundable, non-creditable payments to ArQule within thirty (30) days after the occurrence of each of the following milestone events for each Licensed Product that achieves such milestone:

7.2.1        Regulatory Milestones:

Milestone Event	Milestone Payment (US$)

Initiation of Phase 1 Clinical Trial in the Territory for first Indicationin the Cancer Field	*

Initiation of Phase 2 Clinical Trial in the Territory for first Indication in the Cancer Field	*

Initiation of Phase 3 Clinical Trial in the Territory for first Indication in the Cancer Field	*

First filing of Drug Approval Application for first Indication in the Cancer Field (if Phase 3 is required)	*

First filing of Drug Approval Application for first Indication in the Cancer Field (if Phase 3 is not required)	*

Commercial Launch of Licensed Product for first Indication in the Cancer Field	*

If, upon Commercial Launch in Japan the NHI Price is set at 6000 yen/day or higher:	*

First filing of Drug Approval Application for each of the second and third Indication in the Cancer Field	*

Commercial Launch of Licensed Product in the Territory for each of the second and third Indication in the Cancer Field	*

First filing of Drug Approval Application for each of the first, second and third Milestone Additional Indication	*

Commercial Launch of Licensed Product in the Territory for each of the first, second and third Milestone Additional Indication	*

7.2.2        Sales Milestones.  In addition to the milestone payments contemplated by Section 7.2.1, Kyowa shall make each of the following non-refundable, non-creditable one-time only payments to ArQule within sixty (60) days after the first occurrence of the corresponding milestone event during the Term for all Licensed Products for all Indications in the Territory in the aggregate in any single Calendar Year:

Milestone Event (US$) (Sales Milestone Payments are one-time only payments)	Milestone Payment (US$)
Net Sales greater than *	*
Net Sales greater than *	*
Net Sales greater than *	*
Net Sales greater than *	*

For purposes of determining when sales milestones are achieved under this Section 7.2.2, Net Sales shall be calculated each month in the currency in which it was paid to Kyowa, its Affiliates or Sublicensees, as the case may be, and will be translated monthly into United States dollars in accordance with Section 7.9 hereof.  Each month’s calculated Net Sales in United States dollars will then be added to the previous month’s cumulative United States dollar total. When such a sales milestone has been achieved will be determined as of the last day of each month, and payment of sales milestone payments will be made within thirty (30) calendar days following such date.

7.2.3        If at the time any given milestone payment is due, one or more preceding milestone payments have not been paid, then payment for all preceding unpaid milestone payments shall be paid at such time as well.

7.3           Royalties. In consideration for the rights granted to Kyowa under this Agreement, Kyowa shall pay ArQule during the Royalty Term for each Licensed Product and country in the Territory and, if appropriate, each Indication in the Additional Field, a royalty based on the Net Sales within a single Calendar Year of all Licensed Products sold by Kyowa, its Affiliates, Sublicensees and wholesalers during such Calendar Year, at the following rates:

Net Sales (US$)	Royalty (%)
Under *	*
* - *	*
* - *	*
Greater than*	*

By way of example, if Net Sales in any particular Calendar Year were equal to $ * the royalty due would be equal  $*  which is calculated as $ * + $ * + $ * + $ *. The calculation of Net Sales begins from  *  for each new Calendar Year.

Each royalty payment shall be non-refundable and non-creditable against any other payments due hereunder unless expressly set forth herein otherwise. For purposes of determining when a sale of any Licensed Product occurs under this Section 7.3, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the Licensed Product. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the Calendar Quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States dollars under  Section 7.9; and the royalties payable in United States dollars.

7.4           Combination Products.

7.4.1        In the event that a Licensed Product is sold as part of a Combination Product, where “Combination Product” means any unified dose (e.g. not a kit of two separate and distinct drug dosage forms) of pharmaceutical product which is comprised of Licensed Product and other therapeutically active compound(s) and/or ingredients (collectively the “Other Products”), Net Sales of Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the Other Products sold separately in finished form, in each case in the country of sale of the Combination Product in the Calendar Quarter of such sale. In the event that no separate sales are made of either the Licensed Product or the Other Products, the reasonably estimated commercial value thereof will be used instead of the sale price. Each of “weighted average sale price” and “reasonably estimated commercial value” shall be determined in accordance with Section 7.4.2 below,

7.4.2        “Weighted average sale price” and “reasonably estimated commercial value,” as the case may be, for a Licensed Product and Other Products shall be calculated once at the commencement of each Calendar Year and such amount shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Licensed Product or Other Products, the weighted average sale price shall be calculated by dividing the Net Sales (translated into U.S. dollars in accordance with Section 7.9 hereof) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Licensed Product or Other Products. “Estimated commercial value” shall be determined by agreement of the Parties using criteria to be mutually agreed upon by the Parties. If the Parties do not agree, such dispute shall be resolved in accordance with Section 14.2 hereof. In the Initial Calendar Year, a forecasted weighted average sale price will be used for the License Product and Other Products, if applicable. Any over or under payment due to a difference between forecasted and actua€l weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

7.5           Competitive Generic Licensed Product. Royalties will be paid regardless of the patentability of the Licensed Product; provided, that, if patents fail to issue or expire such that no Valid Claim covers the Licensed Product in a country in the Territory and a competitor offers a generic version of the Licensed Product that captures a greater than  *  share of the aggregate market of the combined generic version and Licensed Product in such country (measured on a product volume basis rather than dollar sales amount basis), then the royalty rates in such country due shall be reduced by  *  of the amounts set forth in Section 7.3 above. For purposes of this Section 7.5, the royalty rate(s) payable to ArQule with respect to Net Sales of a Licensed Product in a given country (before the  *  reduction) shall be deemed to be the rate(s) which would apply if Net Sales of such Licensed Product in such country subject to each of the royalty rates under Section 7.3 were proportional to Net Sales of such Licensed Product in all countries subject to each of the royalty rates under Section 7.3.  For clarity, an example of the application of the preceding sentence is as follows: If sales in a calendar year in countries without generic products capturing more than  * are $ * and sales in countries with generic products capturing more than  * are *, the royalties will  *  calculated as follows:  $* + $* + $*

7.6           Third Party Licenses.

7.6.1        Preexisting Third Party Licenses. ArQule shall pay  *  of all payments owed to Third Parties for licenses related to Licensed Product under (a) agreements existing as of the Effective Date between ArQule and such Third Parties, (b) any other license between ArQule and Third Parties relating to other Patent Rights of Third Parties that ArQule and Kyowa agree upon from time to time (“Additional Rights”), and (c) any agreement in existence as of the Effective Date between ArQule and a Third Party relating to Patent Rights for Patient Selection.

7.6.2        Other Rights. In the event that (unrelated to Additional Rights) during the Term ArQule obtains a license covering the manufacture, use or sale of Licensed Product pertaining to the Territory, Kyowa shall reimburse ArQule  *  of all payments made by ArQule under such license to the extent such payments pertain to the Territory, including without limitation, licensee fees, milestones and royalties. In the event of license fees or milestone payments that are not allocated to specific territories, a portion of such payments will be deemed to pertain to the Territory equal to the ratio of the total sales of cancer therapeutic products in the Territory to total worldwide sales of cancer therapeutic products during the Calendar Year preceding the payment as determined from  *  published data. ArQule shall keep Kyowa reasonably informed of all material developments regarding negotiations with, and payments to, Third Parties regarding such reimbursable payments. All material matters relating to such Third Party reimbursable payments and calculations shall be discussed in good faith between the Parties.

7.7           Method of Payment.  Unless otherwise expressly provided, Kyowa shall make royalty payments owed to ArQule hereunder in arrears, within  *  from the end of each Calendar Quarter in which such payment accrues.  For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the

Licensed Product.  All payments due to ArQule hereunder, including upfront, milestone, royalty and Licensed Product supply payments, shall be made by wire transfer of immediately available funds in United States dollars to a bank account or bank accounts designated by ArQule.

7.8           Interest on Overdue Payments.  Any amounts not paid by either Party when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which such Party makes such payment at a rate equal to the sum of  *  quoted in the Money Rates section of the Wall Street Journal (New York Edition) calculated daily on the basis Applicable Laws and Regulations.

7.9           Foreign Currency Exchange.  Conversion of foreign currency to United States dollars shall be made by applying the average of the rates published in the eastern edition of The Wall Street Journal under the heading “Money Rates,” or any other mutually agreed upon source, over the period of each month within each Calendar Quarter to the Net Sales that was deemed sold during such month.

7.10         Withholding Taxes.  If Applicable Laws and Regulations require withholding of income or other taxes imposed upon any payments made by Kyowa to ArQule under this Agreement, Kyowa shall make such withholding payments as may be required and shall subtract such withholding payments from such payments.  Kyowa shall submit appropriate proof of payment of the withholding taxes to ArQule within a reasonable period of time. Kyowa shall render ArQule reasonable assistance in order to allow ArQule to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

ARTICLE 8
ARQULE SUPPLY OF LICENSED PRODUCT; SPECIFICATIONS

8.1           ArQule Obligation to Supply Clinical Trial Materials.

8.1.1        ArQule Obligation. Subject to the terms and conditions of this Agreement, ArQule shall use Commercially Reasonable Efforts to supply Kyowa with quantities of Licensed Product necessary to support clinical trials conducted by Kyowa as part of its Clinical Development Activities, or otherwise with the consent of ArQule, at a transfer price equal to the Manufacturing Cost, exclusive of costs of API and Licensed Product process improvements developed by ArQule or a Third Party on behalf of ArQule; for such Licensed Product.  Kyowa shall use Licensed Product solely to conduct its Clinical Development Activities and shall not use such Licensed Product for commercial supplies or for any other purpose.

8.1.2        Third Party Manufacturer.  Kyowa hereby acknowledges and agrees that ArQule shall be entitled, at its discretion, to perform any or all of its obligations under this Article 8 by subcontracting any or all of such obligations to Third Party contract manufacturers (each, a “Third Party Manufacturer”) in any country; provided, that, any such manufactured Licensed Product meets the Specifications.

8.1.3        Delivery by ArQule.  ArQule shall (a) deliver the Licensed Product FOB ArQule’s or a Third Party Manufacturer’s facility, (b) arrange delivery of Licensed Product and insurance covering Licensed Product during delivery pursuant to Kyowa’s written instructions and (c) use Commercially Reasonable Efforts to deliver all Licensed Product by the dates agreed upon by the Parties in writing (each, a “Delivery”).  Title to and risk of loss in Licensed Product shall pass to Kyowa upon delivery to the common carrier for delivery to Kyowa.  Kyowa shall be responsible for freight, delivery and insurance charges incurred in delivering the Licensed Product to Kyowa’s designated delivery destination.

8.1.4        Responsibility of Kyowa.  Kyowa shall have the responsibility, at its own expense, for (i) obtaining any necessary export and import permits; (ii) all customs, duties and other governmental charges relating to import of Licensed Product from ArQule to Kyowa; (iii) the importation and sale of Licensed Product in the Territory; (iv) storing and clearing Licensed Product through all customs and exportation and importation requirements; (v) having Licensed Product delivered to Kyowa’s labeling and packaging facility; and (vi) conducting all quality control testing, retention of samples and lot release, labeling and packaging of Licensed Product for distribution in the Territory, all in full compliance with all Applicable Laws and Regulations.

8.1.5        Nonconforming Licensed Product.

(a)           Acceptance and Rejection by Kyowa.  Each shipment of Licensed Product shall contain such quality control certificates and other documentation as are necessary to show that Licensed Product materially conforms to the Specifications at the time of Delivery.  In the event that Kyowa determines within thirty (30) days of Delivery that any Licensed Product did not materially conform with the Specifications at the time of Delivery, Kyowa shall, within ten (10) days following such determination, ship all units of such Licensed Product to ArQule, freight prepaid and properly insured, along with a reasonably detailed statement of the claimed non-conformity and proof of date of purchase.

(b)           Replacement by ArQule.  In the event that ArQule determines that the returned Licensed Product was non-conforming, ArQule shall replace all of such non-conforming units of Licensed Product, at no cost to Kyowa, and ArQule shall deliver to Kyowa, freight prepaid, all replacement units of Licensed Product, along with reimbursement of the shipment charges for return of the non-conforming Licensed Product.

(c)           Disputes Over Non-Conforming Licensed Product.  In the event that any returned Licensed Product is determined by ArQule to have been improperly rejected by Kyowa, the Parties shall cooperate to have retained samples in ArQule’s possession of the units of Licensed Product in dispute analyzed by a mutually acceptable independent testing laboratory of recognized reputation in the pharmaceutical industry.  The results of such laboratory testing shall be conclusive and binding on the Parties on the issue of material compliance of such units of Licensed Product with the Specifications at the time of Delivery.  If such independent testing laboratory determines that such Licensed Product meets the Specifications, then (i) the units of Licensed Product returned by Kyowa shall be deemed to have been improperly rejected by Kyowa, (ii) Kyowa shall bear the cost of the independent laboratory testing and all costs and expenses of returning the improperly rejected Licensed Product to Kyowa and (iii) Kyowa shall reimburse ArQule for all costs and expenses incurred by ArQule in connection with the inspection and analysis of such Licensed Product.  If such independent testing laboratory determines that such Licensed Product did not materially conform to the Specifications, then

ArQule shall bear the cost of the laboratory testing, as well as the costs associated with properly-rejected Licensed Product described in subsection (b) above.

(d)           Sole Remedy.  The remedies provided in this Section 8.1.5 for the replacement of properly-rejected Licensed Product shall be Kyowa’s sole and exclusive remedy for the delivery by ArQule of non-conforming Licensed Product.

(e)           No Liability.  In no event shall ArQule be liable under this Section 8.1.5 for Licensed Product that materially conformed to the Specifications at the time of Delivery but that ceased to materially conform to the Specifications as a result of any circumstance, action or omission following Delivery.

8.1.6        Invoice and Payment. ArQule shall invoice Kyowa for each shipment of Licensed Product upon shipment to Kyowa.  Kyowa shall pay each invoice within thirty (30) days of the date of the invoice, subject to the provisions of Sections 7.7, 7.8, and 7.10 hereof.

8.2           Supply of Licensed Product for Commercial Sale.  Kyowa shall have the right to request at anytime during the Term following Commercialization Regulatory Approval that ArQule manufacture, or have manufactured by a Third Party, and supply all or some of Kyowa’s needs for commercial supply of Licensed Product and/or API. If ArQule agrees, the Parties shall negotiate in good faith the terms of such commercial supply agreement (the “Supply Agreement”); provided, that, the price shall be equal to  *  of the Manufacturing Cost for such Licensed Product or API, as the case may be. ArQule shall (a) deliver the Licensed Product FOB ArQule’s or a Third Party Manufacturer’s facility, (b) arrange delivery of Licensed Product and insurance covering Licensed Product during delivery pursuant to Kyowa’s written instructions and (c) use Commercially Reasonable Efforts to make each Delivery by the dates agreed upon by the Parties in writing.  Title to and risk of loss in Licensed Product shall pass to Kyowa upon delivery to the common carrier for delivery to Kyowa.  Kyowa shall be responsible for freight, delivery and insurance charges incurred in delivering the Licensed Product to Kyowa’s designated delivery destination. In the event that the price charged to Kyowa exceeds  * of the *, ArQule shall proportionally reduce the price charged to Kyowa; provided, that, in no event shall the price be less than  *  of the Manufacturing Cost. Kyowa may at any time without condition during the Term elect to manufacture or have manufactured Licensed Product and/or API for Commercialization in the Territory, in which case ArQule shall transfer its manufacturing technology to Kyowa or a Third Party designated by Kyowa, at Kyowa’s expense and subject to a royalty-free Technology Transfer Agreement to be negotiated in good faith by the Parties and any Third Party designated by Kyowa.

8.3           Specifications.  Initially, the “Specifications” shall be the specifications for Licensed Product set forth in Exhibit F attached hereto.

8.3.1        Changes by ArQule. Subject to the conditions herein, ArQule shall be entitled, at its sole cost, to change the Specifications if such change is necessary to keep the specifications of all units of Licensed Product consistent or identical as between the Territory and countries outside of the Territory. Before making a decision to proceed with any such change in Specifications or any material change in Licensed Product and/or API manufacturing process, regardless of whether before or after the Commercial Launch, such change must first be discussed at the JSC to enable a thorough assessment of its impact, including potential unexpected or unintended ramifications.  If such change is ultimately deemed necessary or advisable by ArQule in its sole but reasonable discretion, ArQule shall regardless of whether before or after the Commercial Launch, give advance written notice of implementation of such change to Kyowa with a lead time reasonably sufficient for Kyowa to apply for, and obtain, required approval of such change from the Regulatory Authority. If Kyowa is unable to obtain such approval from Regulatory Authorities in any country in the Territory for such change, Kyowa will provide written notice thereof to ArQule and Kyowa shall have the right to manufacture or have manufactured Licensed Products and/or API, ArQule shall transfer its manufacturing technology to Kyowa or a Third Party designated by Kyowa, at Kyowa’s expense and subject to a royalty-free Technology Transfer Agreement to be negotiated in good faith by the Parties and any Third Party designated by Kyowa. ArQule shall not be required to manufacture or deliver to Kyowa any units of Licensed Product that do not conform to the Specifications, as modified by ArQule nor shall Kyowa have any right or license to make, use or sell any Licensed Product that does not either conform to the Specifications, as modified by ArQule or conform to the Specifications as they existed prior to such modification.

8.3.2        Change Requests by Kyowa. At any time and from time to time during the Term, Kyowa may request an update to the Specifications based on the requirements of a Regulatory Authority in the Territory.  Following receipt of such request, ArQule shall notify Kyowa whether such update is technically feasible, commercially feasible and consistent with requirements of Regulatory Approvals in countries outside the Territory. If the update is not technically feasible, commercially feasible and consistent with requirements of Regulatory Approvals in countries outside the Territory, ArQule will provide written notice thereof to Kyowa and Kyowa shall have the right to manufacture or have manufactured Licensed Products and/or API, ArQule shall transfer its manufacturing technology to Kyowa or a Third Party designated by Kyowa, at Kyowa’s expense and subject to a royalty-free Technology Transfer Agreement to be negotiated in good faith by the Parties and any Third Party designated by Kyowa. If the update, in ArQule’s sole discretion, is technically feasible, commercially feasible and consistent with requirements of Regulatory Approvals in countries outside the Territory, ArQule shall update the Specifications accordingly and the costs of such update (the “Specification Update Costs”) shall be paid by Kyowa. ArQule shall not be required to manufacture or deliver to Kyowa any units of Licensed Product that do not conform to the Specifications, as modified by ArQule nor shall Kyowa have any right or license to make, use or sell any Licensed Product that does not conform to the Specifications as modified by ArQule or as they existed prior to such modification.

ARTICLE 9
RECORDS AND REPORTING

9.1           Reports.  Kyowa shall provide reports to ArQule within  * of the end of each Calendar Quarter during the Term, which shall include:

9.1.1        information to demonstrate Kyowa’s compliance with its Commercialization obligations under this Agreement during such Calendar Quarter, including reports of all Clinical Development Activities, Regulatory Activities, and Marketing Activities by Kyowa to date;

9.1.2        Kyowa’s gross revenues from sales of Licensed Product and the number of units of Licensed Product sold by Kyowa during such Calendar Quarter;

9.1.3        Kyowa’s Net Sales of Licensed Product made in such Calendar Quarter, including a detailed calculation thereof as described in Sections 7.3, 7.4 and 7.5 hereof; and

9.1.4        any other information reasonably requested by ArQule.

9.2           Records.  Kyowa shall keep and maintain complete and accurate books and records with respect to Kyowa’s Commercialization of Licensed Product in the Territory, including without limitation information in support of Kyowa’s reports under Section 9.1, information necessary to permit calculation and verification of amounts due hereunder, and information to demonstrate Kyowa’s compliance with its diligence obligations under Articles 4, 5 and 6.  Kyowa shall maintain such books and records for at least  *  after the applicable book or record was created.

9.3           Audits.  Upon not less than  *  prior written notice to Kyowa, ArQule may cause an independent agent to audit the books and records of Kyowa for the purposes of confirming Kyowa’s reports and the amounts due hereunder and as may be necessary to comply with ArQule’s obligations under Applicable Laws and Regulations or with a request made by any governmental authority.  Any such audit shall be performed at ArQule’s expense during normal business hours.  In the event that the independent agent determines that there has been an underpayment of amounts due to ArQule, Kyowa shall promptly remit to ArQule all amounts due.  If such an audit reveals that Kyowa has underpaid ArQule or under-reported gross sales by greater than the lesser of (a)  *  or (b)  * , then Kyowa shall reimburse ArQule for the costs of such audit.

ARTICLE 10

INTELLECTUAL PROPERTY PROVISIONS

10.1         Ownership; Control.

10.1.1      ArQule Intellectual Property Rights.  Subject to the license grants pursuant to Section 2.1 above, ArQule shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all ArQule Technology and ArQule Patent Rights.

10.1.2      Kyowa Intellectual Property Rights.  Subject to the license grant pursuant to Section 2.6 above, Kyowa shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Kyowa Technology and Kyowa Patent Rights.

10.1.3      Joint Technology Rights.  Subject to the exclusive license grants pursuant to Sections 2.1 and 2.6 above, Kyowa and ArQule shall jointly own all Joint Technology and Joint Patent Rights and the Parties hereby agree that either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Technology or Joint Patent Rights for any purposes inside or outside the Cancer Field and Territory without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party.

10.1.4      Patent Coordinators.  ArQule and Kyowa shall each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.  The initial Patent Coordinators shall be:

For ArQule:	Peter Lawrence
Executive Vice President, CBO and General Counsel
Email: plawrence@arqule.com
Phone: 781-994-0409
Fax: 781-994-0657

For Kyowa:	Ryohei Shimizu
Senior Manager
Intellectual Property Department
Email: ryouhei.shimizu@kyowa.co.jp
Phone: +81-3-3282-0036
Fax: +81-3-3282-1527

10.1.5      Inventorship.  In case of a dispute between ArQule and Kyowa over inventorship and, as a result, whether any particular Technology is ArQule Technology, Kyowa Technology, Joint Technology, or Program Technology, such dispute shall be resolved by patent counsel who (and whose firm) is not at the time of the dispute, and was not at any time during the  *  prior to such dispute, performing services for either of the Parties, such patent counsel to be selected by the JSC.  Expenses of such patent counsel shall be shared equally by the Parties.

10.1.6      Control of Patent Rights.

(a)           ArQule. ArQule, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all ArQule Patent Rights and Joint Patent Rights in the Territory. ArQule will use Commercially Reasonable Efforts to timely provide to Kyowa all material documents that relate to such filing, prosecution and maintenance. ArQule shall promptly give notice to Kyowa of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any ArQule Patent Rights and Joint Patent Rights. At ArQule’s request and expense, Kyowa shall cooperate with and assist ArQule in all reasonable respects, at ArQule’s expense, in connection with ArQule’s preparation, filing, prosecution and maintenance of such ArQule Patent Rights and Joint Patent Rights.

(b)           Kyowa.  Kyowa, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Kyowa Patent Rights. Kyowa will use Commercially Reasonable Efforts to timely provide to ArQule all material documents that relate to such filing, prosecution and maintenance. Kyowa shall promptly give notice to ArQule of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any Kyowa Patent Rights. At Kyowa’s request and expense, ArQule shall cooperate with and assist Kyowa in all reasonable respects, at Kyowa’s expense, in connection with Kyowa’s preparation, filing, prosecution and maintenance of such Kyowa Patent Rights.

10.1.7      Information and Cooperation.  Each filing Party shall (a) regularly provide the other Party with copies of all patent applications filed hereunder for Program Technology and material correspondence with regard thereto in sufficient time to allow for review and comment by the other Party; and (b) provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its patent counsel shall be taken into consideration in good faith by such Party and its patent counsel in connection with such filing.  Each filing Party shall pursue in good faith all reasonable claims requested by the other Party in the prosecution of any Patent Rights under this Section 10.1.

10.1.8      Abandonment.

(a) Kyowa Patent Rights covering any Program Technology. If Kyowa decides to abandon or to allow to lapse any of the Kyowa Patent Rights covering any Program Technology outside the Territory, Kyowa shall inform ArQule of such decision promptly and, in any event, so as to provide ArQule a reasonable amount of time to meet any applicable deadline to establish or preserve such Kyowa Patent Rights in such country or region.  ArQule shall have the right to assume responsibility for continuing the prosecution of such Kyowa Patent Rights in such country or region and paying any required fees to maintain such Kyowa Patent Rights in such country or region or defending such Kyowa Patent Rights, only at ArQule’s sole expense, through patent counsel or agents of its choice.  ArQule shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of Kyowa’s responsibility for prosecuting, maintaining and defending any of the Kyowa Patent Rights to ArQule under this Section 10.1.8(a), Kyowa shall promptly deliver to ArQule copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for ArQule to assume such prosecution, maintenance and defense.

(b) Joint Patent Rights covering any Program Technology. If ArQule decides to abandon or to allow to lapse any of the Joint Patent Rights covering any Program Technology in any country or region in the Territory ArQule shall inform Kyowa of such decision promptly and, in any event, so as to provide Kyowa a reasonable amount of time to meet any applicable deadline to establish or preserve such Joint Patent Rights in such country or region. Kyowa shall have the right to assume responsibility for continuing the prosecution of such Joint Patent Rights in such country or region and paying any required fees to maintain such Joint Patent Rights in such country or region or defending such Joint Patent Rights, only at Kyowa’s sole expense, through patent counsel or agents of its choice.  Kyowa shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of ArQule’s responsibility for prosecuting, maintaining and defending any of the Joint Patent Rights to Kyowa under this Section 10.1.8(b), ArQule shall promptly deliver to Kyowa copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Kyowa to assume such prosecution, maintenance and defense.

(c)           ArQule Patent Rights. If ArQule decides to abandon or to allow to lapse any of the ArQule Patent Rights in any country or region in the Territory, ArQule shall inform Kyowa of such decision promptly and, in any event, so as to provide Kyowa a reasonable amount of time to meet any applicable deadline to establish or preserve such ArQule Patent Rights in such country or region and the Parties will discuss in good faith the reasons for such abandonment or lapse. Subject to ArQule’s consent, which consent will not be unreasonably withheld, Kyowa shall have the right to assume responsibility for continuing the prosecution of such ArQule Patent Rights in such country or region and paying any required fees to maintain such ArQule Patent Rights in such country or region or defending such ArQule Patent Rights, in only at Kyowa’s sole expense, through patent counsel or agents of its choice; provided, that, in no event will ArQule be required to give consent to Kyowa if, in ArQule’s sole judgment, the position or line of reasoning that would be expected to be taken in the prosecution of such ArQule Patent Rights would be inconsistent with the position or line of reasoning ArQule wishes to take in any other patent prosecution or would otherwise be inconsistent with ArQule’s global patent strategy. If Kyowa is granted the right by ArQule to assume such responsibility for such ArQule Patent Rights, Kyowa shall not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility. Upon transfer of ArQule’s responsibility for prosecuting, maintaining and defending any of the ArQule Patent Rights to Kyowa under this Section 10.1.8(c), ArQule shall promptly deliver to Kyowa copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Kyowa to assume such prosecution, maintenance and defense.

10.2         Enforcement of Intellectual Property.

10.2.1      Notice.  In the event either Party becomes aware of any possible infringement in the Territory of any ArQule Patent Rights or Patent Rights covering Program Technology or a Licensed Product, or the submission by any Third Party of an application for approval to market a product containing ARQ 197 or a Licensed Back-Up Compound in the Territory (an “Infringement”), that Party shall promptly notify the other Party and provide it with all evidence of such Infringement of which it is aware (each, an “Infringement Notice”).

10.2.2      Rights of the Parties.  As between the Parties, ArQule shall have the first right, but not the obligation, to commence a lawsuit or take other appropriate action against any person or entity engaged in an Infringement.  If ArQule commences a lawsuit or takes other action against a Third Party regarding the Infringement, ArQule shall control such action using counsel of its choosing, and shall keep Kyowa reasonably informed of the progress of such suit or action.  If ArQule has not commenced a lawsuit or taken other appropriate action as to an Infringement in the Territory, or otherwise has not caused the cessation of such Infringement, by the date that is  *  after the first notice to ArQule under 10.2.1 with respect to such Infringement, then Kyowa shall have the right to commence a lawsuit or take other appropriate action to seek the cessation of such Infringement.  If Kyowa elects to enforce any ArQule Patent Rights against such Infringement, Kyowa shall so notify ArQule in writing, and shall promptly bring a suit or other appropriate legal action to enforce such ArQule Patent Rights against the Third Party infringer, at Kyowa’s expense and using counsel of Kyowa’s choosing.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts.  Neither Party shall settle any Infringement claim or proceeding under this Section 10.2.2 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.2.3      Right to Representation.  Each Party shall have the right to be represented by counsel that it selects in any legal proceedings or other action instituted under this Section 10.2 by the other Party.  If a Party with the right to initiate legal proceedings under Section 10.2.2 to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

10.2.4      Cooperation of the Parties.  In any action, suit or proceeding instituted under this Section 10.2, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.

10.2.5      Recoveries. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 10.2, shall be applied as follows:

(a)           First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b)           Second, (i) if ArQule is the Party bringing such suit or proceeding or taking such other legal action,  *  to ArQule and  *  to Kyowa, (ii) if Kyowa is the Party bringing such suit or proceeding or taking such other legal action,  *  to Kyowa and  *  to ArQule, and (c) if the suit is brought jointly,  *  to each Party.

ARTICLE 11
CONFIDENTIALITY, PUBLICATION AND PUBLICITY

11.1         Nondisclosure Obligation.  All Proprietary Information disclosed by or on behalf of one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose whatsoever during the Term and for a period of ten (10) years thereafter without the prior written consent of the other Party, except to the extent that such Proprietary Information:

11.1.1      is known by recipient at the time of its receipt, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by contemporaneous business records;

11.1.2      is properly in the public domain through no fault of the recipient;

11.1.3      is subsequently disclosed to the recipient by a Third Party who may lawfully do so and is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written business records in existence prior to the receipt of such information from the disclosing Party;

11.1.4      is developed by the recipient independently of, and without reference to or use of, Proprietary Information received from the disclosing Party;

11.1.5      is information a Party reasonably believes based on advice of outside securities counsel is required to be disclosed to governmental or other regulatory agencies in order to obtain patents, to obtain approval to conduct clinical trials or to market Licensed Product, or to comply with applicable NASDAQ, Securities Exchange or Securities and Exchange Commission regulations; provided however, that: (i) such disclosure may be made only to the extent reasonably necessary to obtain patents or approval, or to comply with regulations as appropriate, and (ii) confidential treatment will be sought by the recipient to the extent reasonably practicable;

11.1.6      is information a Party reasonably believes is necessary to be disclosed to employees, agents, consultants, Affiliates and/or other Third Parties for the purpose of conducting activities permitted under this Agreement in accordance with this Agreement on the condition that such employees, agents, consultants, Affiliates and/or other Third Parties agree to be bound by confidentiality obligations substantially equivalent to the terms herein;

11.1.7      is information a Party reasonably believes is necessary to be disclosed to actual or prospective investors, lenders, real estate or equipment lessors or acquirors or other potential or current financing sources of a Party (collectively “Financing Sources”), on the condition that such Financing Sources agree to be bound by confidentiality obligations substantially equivalent to the terms herein; or

11.1.8      is information a Party reasonably believes based on advice of qualified outside counsel is required to be disclosed by law or court order; provided, that, notice is promptly delivered to the disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations, and provided further that the recipient works in good faith with the disclosing Party to seek confidential treatment of such disclosure and to disclose only to the extent reasonably necessary to comply with the applicable law or court order.

11.2         Publication.  Any publication or presentation of the results of studies carried out under this Agreement that either Party wishes to release shall first be provided to the other Party for review  *  in advance of the submission thereof, and the submitting Party shall in good faith take into account reasonable comments from the other Party and may make such publication or presentation of clinical results (but not of any other Proprietary Information of the other Party unless the other Party consents thereto) unless such publication or presentation will have a material adverse scientific, clinical, medical, regulatory or commercial impact on obtaining regulatory approval for the manufacture, use or sale of Licensed Product in the Territory, or commercialization of Licensed Product in the Territory. In order to keep Kyowa informed of development of Licensed Products outside the Territory, ArQule intends to give Kyowa a copy of any proposed publication or presentation of the results of studies conducted by ArQule for Licensed Products outside the Territory and to discuss such proposed publication or presentation with Kyowa in advance of the submission thereof.

11.3         Publicity. ArQule will issue a press release in the form of Exhibit E attached hereto within  *  of the execution of this Agreement.  Any other publication, news release or other public announcement relating to this Agreement or the terms hereof that either Party wishes to release shall first be provided to the other Party for review at least  *  in advance, and the submitting Party shall in good faith take into account reasonable comments from the other Party. Notwithstanding any other provision of this Agreement, (i) each Party shall have the right, without consent of the other Party, to make disclosures regarding any matter related to this Agreement that such Party reasonably believes based on advice of qualified outside counsel is required, and (ii) the requirement that a publication, news release or other public announcement be provided to the other Party for review  *  in advance shall not apply if such Party reasonably believes based on advice of outside securities or regulatory counsel that regulatory requirements require the issuance thereof sooner than  *  and such Party is unable to contact the other Party in the required time.

11.4         Employees and Consultants.  Kyowa hereby represents that all of its employees and consultants and all of the employees and consultants of its Affiliates and wholesalers, who participate in any activities under the this Agreement or have access to Proprietary Information of ArQule or Licensed Product are or will, prior to their participation or access, be bound by written obligations to maintain such Proprietary Information or Licensed Product in confidence and not to use or transfer such information or materials except as expressly permitted hereunder.  Kyowa agrees to use, and to cause its Affiliates, Sublicensees, and wholesalers to use, reasonable commercial efforts to enforce such obligations.

11.5         Licensees Meetings. ArQule will use Commercially Reasonable Efforts to cause Other Licensees to agree to regular meetings with Kyowa at least twice each Calendar Year to discuss Licensed Product development and sales strategy.

ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND INDEMNITY

12.1         Representations and Warranties.

12.1.1      Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)          Corporate Existence and Power.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b)         Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)          No Conflict.  It has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.  Its performance and execution of this Agreement will not result in a breach of any other contract to which it is a Party.

(d)         Validity.  It is aware of no action, suit, inquiry or investigation instituted by any Third Party which questions or threatens the validity of this Agreement.

(e)          Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

12.1.2      Kyowa’s Representations and Warranties.  Kyowa represents and warrants to ArQule that: (i) it shall abide by the requirements of all Applicable Laws and Regulations in its Commercialization of Licensed Product; and (ii) Persons performing Clinical Development Activities or Regulatory Activities for Kyowa under this Agreement shall be under an obligation to assign their rights in any inventions resulting therefrom to Kyowa.

12.1.3      ArQule’s Representations and Warranties.  ArQule represents and warrants to Kyowa that:

(a)           Exhibit A lists all ArQule Patent Rights existing as of the Effective Date; and as of the Effective Date, ArQule will have exclusive right, title and interest to or otherwise Controls the ArQule Patent Rights and ArQule Background Technology in existence on the Effective Date for ARQ 197.

(b)    As of the Effective Date and to ArQule’s Knowledge,

(i)            there is no pending litigation which alleges that any of the activities of ArQule relating to ARQ 197 and/or Licensed Product have violated any Patent Rights of any Third Party;

(ii)           ArQule has not received any written communication threatening, nor has litigation been otherwise threatened, which alleges that any of its activities relating to ARQ 197 and/or Licensed Product have violated any Patent Rights of any Third Party;

(iii)          ArQule has the exclusive right, title and interest in the ArQule Patent Rights and ArQule Background Technology and the ArQule Patent Rights and ArQule Background Technology are clear of all encumbrances, security interests, options and licenses in the Territory;

(iv)          ArQule has disclosed to Kyowa all licenses of relevant Third Party licensed Patent Rights and ArQule is not in breach or default under any such agreement and has not received from any such licensor any notice of breach or default;

(v)           there is no unauthorized use, infringement or misappropriation by a Third Party of any Patent Rights to be included in the ArQule Patent Rights and ArQule Background Technology licensed hereunder to Kyowa;

(vi)          the pre-clinical and clinical data provided by ArQule to Kyowa is a fair summary of the results of ArQule’s preclinical and clinical studies as of the Effective Date and is true, complete and accurate in all material respects; and

(vii)         Kyowa will have no liability for any compensation to any inventor named on any ArQule Patent Right and ArQule will be responsible for any such claim.

12.1.4      No Implied Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS SECTION 12.1 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LICENSED PRODUCT, THE ARQULE TECHNOLOGY, OR THE ARQULE PATENT RIGHTS EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

12.2         Indemnification.

12.2.1      By Kyowa.  Kyowa hereby agrees to defend, hold harmless and indemnify ArQule and its agents, directors, officers and employees (the “ArQule Indemnitees”) from and against any and all any and all suits, claims, actions, demands, liabilities, damages, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) incurred by an ArQule Indemnitee in connection with any and all Third Party claims directly or indirectly arising or resulting from: (a) Kyowa’s material breach of its representations, warranties or obligations under this Agreement; (b) any act or omission of an distributor or Sublicensee of Kyowa; and (c) any injury, damage or health complication suffered as a result of the manufacture, use, sale, commercialization or import of Licensed Product in the Territory; each of (a), (b) and (c), except to the extent such Losses arise from: (i) ArQule’s material breach of its representations, warranties or obligations under this Agreement, or (ii) the gross negligence, recklessness or willful misconduct of an ArQule Indemnitee.

12.2.2      Procedure. If an ArQule Indemnitee wishes to seek indemnification hereunder, such ArQule Indemnitee shall inform Kyowa of the Third Party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of such Third Party claim.  Kyowa shall have the right to assume and control the defense of any such Third Party claim for which it is obligated to indemnify the Indemnitee under this Agreement.  The ArQule Indemnitee shall cooperate with Kyowa (and its insurer) as Kyowa may reasonably request, and at Kyowa’s sole cost and expense.  The ArQule Indemnitee shall have the right to retain its own counsel, at the expense of Kyowa, if representation of such ArQule Indemnitee by the counsel retained by Kyowa would be inappropriate because of actual or potential differences in the interests of such ArQule Indemnitee and any other Party represented by such counsel.  In all other cases, the ArQule Indemnitee shall have the right to participate in such defense, subject to Kyowa’s control, using its own counsel at its own expense.  Kyowa shall have no obligation to indemnify any ArQule Indemnitee in connection with any settlement made without Kyowa’s written consent; provided, that Kyowa does not unreasonably withhold or delay any such written consent.

12.2.3      By ArQule.  ArQule hereby agrees to defend, hold harmless and indemnify Kyowa and its agents, directors, officers and employees (the “Kyowa Indemnitees”) from and against any and all any and all Losses incurred by a Kyowa Indemnitee in connection with any and all Third Party claims directly or indirectly arising or resulting from: (a) ArQule’s material breach of its representations, warranties or obligations under this Agreement; (b) any act or omission of any Other Licensees; and each of (a) and (b), except to the extent such Losses arise from: (i) Kyowa’s material breach of its representations, warranties or obligations under this Agreement, or (ii) the gross negligence, recklessness or willful misconduct of an Kyowa Indemnitee.

12.2.4      Procedure. If a Kyowa Indemnitee wishes to seek indemnification hereunder, such Kyowa Indemnitee shall inform ArQule of the Third Party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of such Third Party claim.  ArQule shall have the right to assume and control the defense of any such Third Party claim for which it is obligated to indemnify the Kyowa Indemnitee under this Agreement.  The Kyowa Indemnitee shall cooperate with ArQule (and its insurer) as ArQule may reasonably request, and at Kyowa’s sole cost and expense.  The Kyowa Indemnitee shall have the right to retain its own counsel, at the expense of ArQule, if representation of such Indemnitee by the counsel retained by ArQule would be inappropriate because of actual or potential differences in the interests of such Kyowa Indemnitee and any other Party represented by such counsel.  In all other cases, the Kyowa Indemnitee shall have the right to participate in such defense, subject to ArQule’s control, using its own counsel at its own expense.  ArQule shall have no obligation to indemnify any Kyowa Indemnitee in connection with any settlement made without ArQule’s written consent; provided, that ArQule does not unreasonably withhold or delay any such written consent.

12.3         Insurance. Kyowa shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which Licensed Product is being clinically tested with human subjects or commercially distributed or sold by Kyowa, by its permitted licensees, sublicensees or wholesalers.  It is understood that such insurance shall not be construed to create a limit of Kyowa’s liability with respect to its indemnification obligations hereunder.  Kyowa shall provide ArQule with written evidence of such insurance upon request.

12.4         Limitations of Liability.  Except in the case of a Party’s gross negligence or willful misconduct, in no event shall either Party be liable to the other Party for lost profits or for any indirect, incidental, consequential, special, punitive or exemplary damages of the other Party in connection with this Agreement or the transactions contemplated by this Agreement, however caused, under any theory of liability, and whether or not such Party had prior notice thereof.

ARTICLE 13
TERM AND TERMINATION

13.1         Term.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall expire, unless earlier terminated as provided herein, on the date that the Royalty Term expires in all countries in the Territory.

13.2         Termination by Either Party for Breach or Insolvency.  Either Party shall have the right to terminate this Agreement:

13.2.1      upon  *  prior written notice to the other Party if the other Party has materially breached any of its representations, warranties or obligations under this Agreement, unless the breaching Party shall have cured the breach within the  *  period; and

13.2.2      immediately upon written notice, if the other Party shall file a petition in bankruptcy, or if an involuntary petition in bankruptcy shall be filed against the other Party and such petition shall not be dismissed within  * , or if a receiver or guardian has been appointed for the other Party.

13.3         Additional Termination Right of Kyowa. Kyowa shall also have the right to terminate this Agreement without cause upon not less than  *  written notice to ArQule.

13.4         Effect of Expiration or Termination of this Agreement for Any Reason.

13.4.1      Upon the termination of this Agreement by either Party for any reason each of the Parties shall return the originals and any copies of the other Party’s Proprietary Information; provided, that, each Party may retain copies of any Proprietary Information that is subject to a continuing license hereunder and one copy of the other Party’s Proprietary Information in possession of its legal counsel for the purposes of monitoring its obligations hereunder and exercising any surviving rights;

13.4.2      Upon expiration or the termination of this Agreement by either Party for any reason neither Party shall be relieved of any liability or obligation of such Party that accrued, or which arose during or relates to any period, prior to the effective date of such termination, including without limitation any payment obligations; and

13.4.3      Upon expiration or the termination of this Agreement by either Party for any reason the provisions of Articles 1, 11, 12, 14, 15 and Sections 9.2, 9.3, 10.1, 13.4 and 15.2-15.11 and Sections 13.5, 13.6 and/or 13.7 as applicable, shall survive the expiration or termination of this Agreement and remain in full force and effect in accordance with their terms.

13.5         Effect of Termination Pursuant to Section 13.2 by ArQule or Section 13.3 by Kyowa.  Upon the termination of this Agreement pursuant to Section 13.2 hereof by ArQule or Section 13.3 by Kyowa:

13.5.1      the rights and licenses granted by ArQule to Kyowa hereunder shall terminate;

13.5.2      the rights and licenses granted by Kyowa to ArQule hereunder shall continue;

13.5.3      Kyowa shall immediately (a) cease conducting any Commercialization activities with respect to Licensed Product, and (b) discontinue making any representation regarding its status as a licensee or distributor of ArQule in the Territory for Licensed Product;

13.5.4      Kyowa shall grant to ArQule as of the effective date of the termination an exclusive, worldwide, perpetual, royalty-free, fully-paid up license, with the right to sublicense, to any and all Kyowa Technology and Kyowa Patent Rights and Kyowa’s interest in any Joint Technology and Joint Patent Rights solely to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products in the Cancer Field, or Additional Field if applicable, in the Territory.

13.5.5      Kyowa shall grant to ArQule as of the effective date of the termination an exclusive sublicensable license to use the Kyowa Trademarks that were actually used during the Term in the Commercialization of Licensed Product in the Territory but excluding any Kyowa Trademark that includes the Kyowa name or logo, solely in connection with Commercialization activities with respect to Licensed Product.

13.5.6      Kyowa shall immediately (A) transfer to ArQule or ArQule’s designee all Regulatory Filings and Regulatory Approvals owned by Kyowa applicable to the Commercialization of  Licensed Products, if such transfer is possible, or, if such transfer is not possible, then at ArQule’s discretion (1) withdraw any such Regulatory Filings and Regulatory Approvals applicable to the Commercialization of Licensed Products in its name and take all actions necessary or useful to support ArQule’s or ArQule’s designee’s submission of Regulatory Filings and the achievement of Regulatory Approvals in the name of ArQule or ArQule’s designee with respect to the Commercialization of Licensed Products or (2) provide ArQule with access to, and grant ArQule the right and license to use and to reference, such Regulatory Filings and Regulatory Approvals then in its name applicable to the Commercialization of Licensed Products and all material aspects of Proprietary Information Controlled by it as of the termination date relating to such Regulatory Filings and Regulatory Approvals; (B) provide ArQule with copies of all correspondence between Kyowa and Regulatory Authorities relating to such Regulatory Filings and Regulatory Approvals any and all other clinical and non-clinical data, records and tabulations that Kyowa holds as of the date of termination with respect to Licensed Product; (C) assign to ArQule all agreements, with respect to the conduct of clinical trials for such Licensed Product, including, without limitation, agreements or contracts with contract research organizations, clinical sites and investigators, between Kyowa and any Third Party, subject to any consent required by such Third Party, which consent Kyowa will use Commercially Reasonable Efforts to obtain on behalf of ArQule; and (D) provide ArQule with copies of all reports and data obtained by Kyowa or its Affiliates pursuant to this Agreement that relate to the Commercialization of Licensed Products, including any Kyowa Clinical Data not already provided to ArQule hereunder. In connection therewith (i) Kyowa hereby irrevocably authorizes ArQule to execute any documents to effect any such transfer or withdrawal by Kyowa and submission by ArQule or ArQule’s designee described in this Section 13.5.6; and (ii) Kyowa hereby acknowledges and agrees that ArQule shall not be obligated to treat any information received pursuant to this Section 13.5.6 as Kyowa Proprietary Information and may use such information, data and know-how for any purpose at ArQule’s discretion.

13.5.7      As promptly as possible after any such termination, Kyowa shall execute any and all documents of any patent offices and/or patent receiving offices and/or Regulatory Authorities, so as to allow ArQule to make immediate use of any data, records, and regulatory filings transferred by Kyowa to ArQule pursuant to this Section 13.5.

13.5.8      In case of termination by ArQule pursuant to Section 13.2.2 based on Kyowa becoming an “insolvent party” (hereinafter “Insolvent Party”) as defined under applicable bankruptcy law, ArQule’s rights under this Agreement shall include, without limitation, those rights afforded by 11 U.S.C. § 365(n) of the United States Bankruptcy Code (“USBC”) and any successor thereto, if applicable.  If the bankruptcy trustee of the Insolvent Party as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. § 365(o) of the USBC, ArQule may elect to retain its rights licensed from the Insolvent Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. § 365(n) of the USBC, and any other relevant laws. The same shall apply under any similar provisions of Japanese law, mutatis mutandis.

13.6         Effect of Expiration of the Term of Agreement.  Upon the expiration of the Royalty Term of this Agreement:

13.6.1      Kyowa shall have a fully paid, irrevocable, freely transferable license under the ArQule Technology and ArQule Patent Rights to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, Licensed Products and API solely for use in Licensed Products for use in the Cancer Field, and Additional Field if applicable, in the Territory, subject to the surviving provisions of this Agreement.

13.6.2      Upon request of Kyowa, the Parties shall discuss in good faith a continuation of the Trademark License described in Section 2.1.4 (subject to the terms and conditions set forth therein) subject to reasonable financial terms therefor, by providing written notice at any time on or before  *  prior to the expiration date.

13.7         Effect of Termination Pursuant to Section 13.2 by Kyowa.  Upon the termination of this Agreement pursuant to Section 13.2 hereof by Kyowa:

13.7.1      The rights and licenses granted by ArQule to Kyowa hereunder shall continue, subject to Kyowa’s related obligations hereunder, including without limitation, diligence, sales and marketing obligations and payment and reporting obligations pursuant to Articles 6, 7 and 9, respectively;

13.7.2      In case of termination by Kyowa pursuant to Section 13.2.2 based on ArQule becoming an Insolvent Party, Kyowa’s rights under this Agreement shall include, without limitation, those rights afforded by 11 U.S.C. § 365(n) of the USBC.  If the bankruptcy trustee of the Insolvent Party as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. § 365(o) of the USBC, Kyowa may elect to retain its rights licensed from the Insolvent Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. § 365(n) of the USBC, and any other relevant laws.

13.7.3      The rights and licenses granted by Kyowa to ArQule pursuant to Section 2.6 hereof shall continue without further action by ArQule, subject to fair market compensation to Kyowa to be agreed upon in good faith by the Parties, unless ArQule notifies Kyowa in writing that it does not wish some or all of such rights to continue.

ARTICLE 14
DISPUTE RESOLUTION

14.1         Informal Dispute Resolution; Mediation.

14.1.1      The Parties recognize that Disputed Matters may from time to time arise during the Term of this Agreement which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Disputed Matter arises under this Agreement.

14.1.2      Any Disputed Matter arising under this Agreement shall be discussed first by the JSC as described in Section 3.9.

14.1.3      In the event that the JSC is unable to resolve any such Disputed Matter, then any such dispute shall, by either Party providing written notice to the other Party, be referred to the respective chief executive officers of the Parties, or their designees, for attempted resolution by good faith negotiations within  *  after such notice is received.

14.1.4      In the event that the respective chief executive officers of the Parties or their designees are not able to resolve such Disputed Matter within such thirty (30) day period, and the Parties do not agree to extend the time period for resolving the dispute, the dispute shall be submitted for mediation by a mutually acceptable Third Party within thirty (30) days after expiration of the previous thirty (30) day period.

14.1.5      In the event that such Disputed Matter is not resolved within thirty (30) days after such dispute is submitted for mediation, unless the Parties otherwise agree to extend the time period for resolving the dispute, then such dispute shall be resolved by arbitration pursuant to the provisions of Section 14.2.

14.1.6      Pending resolution of any dispute covered by this Section 14.1, both Parties will continue their performance under this Agreement of any obligations (including, without limitation, payment obligations) that are not the subject of such dispute.

14.2         Arbitration.  If the dispute cannot be resolved pursuant to Section 14.1 above, then the Parties shall follow the procedures set forth below:

14.2.1      Each Party irrevocably and unconditionally agrees that any claim, dispute, or controversy arising out of or relating to this Agreement shall be submitted by the Parties to binding arbitration and not to litigation under rules then in effect (the “AAA Rules”) of the American Arbitration Association (“AAA”), as such AAA Rules may be modified by this Section 14.2 or by agreement of the Parties. Any such arbitration shall be conducted in San Francisco, CA by three (3) arbitrators.  Each Party shall select one (1) arbitrator and such arbitrators shall jointly appoint the third arbitrator who shall act as the chairman.  If either Party fails to appoint an arbitrator within thirty (30) days of a request by the other Party, or if the arbitrators selected by the Parties cannot agree on a chairman within thirty (30) days after they have been selected, then either Party may request AAA to appoint such co-arbitrator (for the non-responsive Party) or the chairman.  Such appointment shall be binding on the Parties.

14.2.2      The Parties hereby agree to exercise their respective rights under the AAA Rules to cause any arbitration proceeding under this Section 14.2 to be finalized and a decision rendered by the arbitrators as soon as reasonably practicable but in no event more than six (6) months after the commencement of such arbitration proceeding.  Without limiting the provisions of the preceding sentence, the Parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.  Responses or objections to a document request shall be served twenty (20) days after receipt of the request.  The arbitrators shall resolve any discovery disputes.  Nothing herein shall prevent the Parties from settling any dispute by mutual agreement at any time.

14.2.3      Except as otherwise required by law, the Parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  The arbitration shall be conducted in the English language.

14.2.4      The costs and expenses of the arbitration, but not the costs and expenses of the Parties, shall be shared equally by the Parties, provided, that, the non-prevailing Party in any arbitration shall pay the other Party’s costs and expenses (including travel expenses and reasonable fees and disbursements of such other Party’s counsel) and reimburse such other Party for its portion of the arbitration costs.  In the event that neither Party wins totally, reimbursement shall be made proportionally in accordance with the AAA Rules.  Any award rendered by the arbitrator(s) shall be final and binding upon the Parties.  Judgment upon the award may be entered in any court of competent jurisdiction.  If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees and disbursements, for having to compel arbitration or defend or enforce the award.

14.3         Equitable Remedies; Injunctive Relief.  Nothing in this Article 14 shall prohibit either Party from seeking or obtaining any equitable remedy, including, but not limited to, injunctive relief for violations of such Party’s intellectual property rights or disclosure of such Party’s Proprietary Information.

14.4         Governing Law; Jurisdiction; Venue.  Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, USA, without regard to conflicts of law rules.  For the purposes of Section 14.3, the Parties consent to the non-exclusive personal jurisdiction and venue of the federal and state courts located in the Southern District of New York, U.S.A.

ARTICLE 15
MISCELLANEOUS

15.1         Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement, and neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting a force majeure event continues and the nonperforming Party uses reasonable efforts to remove the condition.  For purposes of this Agreement, a force majeure event shall include conditions beyond the reasonable control and without the fault of a Party, such as an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, an act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, inability to procure necessary raw materials in a commercially reasonable manner or default of suppliers or sub-contractors; provided, however, the payment of invoices due and owing hereunder may not be delayed by the payor because of a force majeure affecting the payor.

15.2         Assignment.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all, or substantially all, of its assets or all, or substantially all, of its assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction. This Agreement shall inure to the benefit of Kyowa and ArQule and their respective successors and assigns.

15.3         Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

15.4         Notices.  All notices, documents or other communications that are required or permitted hereunder shall be in writing in the English language and sufficient if delivered personally, sent by telefacsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

ArQule, Inc.

19 Presidential Way

Woburn, MA 01801

Attention: Peter S. Lawrence

Tel: (781) 994-0409

Fax: (781) 994-0657

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Jeffery M. Wiesen, Esq.
Tel: 617-542-6000
Fax: 617-542-2241

Kyowa Hakko Kogyo Co., LTD.

1-6-1, Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan

Pharmaceuticals Business Unit

Business Development Department
General Manager

Takao Miyamoto
Phone: +81-3-3282-0093
Fax: +81-3-3282- 0107

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed delivered (i) if sent by mail, as aforesaid, on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, (ii) if sent by telefacsimile, as aforesaid, when sent (with confirmation of receipt), and (iii) if sent by courier or hand delivered, as aforesaid, when received.  The cost of any translation into English of any communication, document or notice shall be borne solely by the Party providing such communication, document or notice.

15.5         Entire Agreement.  This Agreement and the CDA contain the entire understanding of the Parties with respect to the subject matter hereof; provided that in the event of a conflict between the provisions of this Agreement and the CDA, the provisions of this Agreement shall govern.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. Except as expressly set forth in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

15.6         Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

15.7         Independent Contractors.  It is expressly agreed that ArQule and Kyowa shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither ArQule nor Kyowa shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party.

15.8         Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.9         Counterparts.  This Agreement may be executed in identical duplicate copies exchanged by telefacsimile transmission.  The Parties agree to execute two identical original copies of this Agreement after exchanging signed telefacsimile versions.  Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.10       Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.11       Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this License Agreement to be effective as of the Effective Date.

KYOWA HAKKO KOGYO CO., LTD.		ARQULE, INC.

By:	/s/ Yuzuru Matsuda	By:	/s/ S.A. Hill

Name:	Yuzura Matsuda	Name:	S.A. Hill

Title:	CEO	Title:	CEO

Date:	4/26/07	Date:	4/26/07

EXHIBIT A

ArQule Patent Rights

 *

EXHIBIT B

ARQ 197

 *

EXHIBIT C

Kyowa Patent Rights

 *

EXHIBIT D

Clinical and Regulatory Plan

The initial development plan for development of  *  or its *  shall be pursued through the following areas which would be designed to conduct simultaneously:

(a)            Non-clinical

Kyowa will conduct additional * and  * non-clinical experiments for  *  or its * according to Kyowa’s decision or request(s) from the  * in the Territory.

i.                                          Additional  *  and  *  and  *  experiments might be considered and conducted to support * and * clinical trials in the Territory.  The pharmacology experiments for  * will be conducted in Kyowa by using  *  or  *.   In particular, Kyowa wish to obtain the information related to new or existing targets  * for * such as that of  *  etc..

ii.                                       Additional both  * and * toxicology experiments might be considered to consider combination regimens with  *  in the target indication(s).  Evaluation of novel combinations of  * with traditional  * or  * targeted agents might be considered and conducted by using both *  and *  systems.

Kyowa will accomplish this pre-clinical strategy by Kyowa’s own laboratories, outsourced contracted laboratories, collaboration with the investigators in academia in the Territory, or collaboration with ArQule.

(b)            CMC and Clinical

ArQule will supply * active substances and drug products or its  * upon request from Kyowa.

Kyowa will immediately undertake technical transfer from ArQule for specification testing methods * and establish validated testing methods for the clinical development in the Territory.

Kyowa will also immediately initiate preparation work for  * clinical trial(s) in cancer patients in the Territory.  Results and study reports derived from both non-clinical and clinical studies conducted by ArQule will be translated into the Japanese, and summarized in investigators brochure for *. In the * clinical trial(s) and/or  * trials(s), Kyowa might conduct * for  *  to conduct the additional  *  investigations.

Kyowa believes that oncology drugs should be developed using multiple simultaneous strategies that might lead to either accelerated approval or full approval(s).

i.                                          Single agent accelerated approvals

To determine possible accelerated approval strategies, Kyowa would consider the following approaches

a.               Build on results from the  * that suggest potential areas both of unmet medical need and life-threatening.  Based on the currently available information from  * non-clinical and clinical data, potential areas would include  * and  *.

b.              Build on potential leads derived from the non-clinical studies described above.

c.     Kyowa would consider conducting  * in multi-centre clinical trials for accelerated approval in the Territory.

ii.                                       Accelerated approvals for combination therapy

Kyowa will also consider the development of strategies in which  *  is added to the  * in groups of patients that have previously failed to the drug alone.  For these strategies, Kyowa will consider randomized  * trials comparing with the standard  * alone.  Kyowa believes that it will be difficult to conduct such * trials using a placebo-controlled design in the Territory.  The planned combination of  *  and  * studies by ArQule in the * study is one such strategy for the development in  *.

iii.                                    Full Approvals

Kyowa believes that randomized studies and potentially full approval strategies might be required for any strategy involving progression-free survival or overall survival as an endpoint.  These strategies would be pursued in the areas for which there were no opportunity for pursuit of an unmet medical need.

Potential Timelines (starting from the execution of the licensing agreement)

Months 1 – 6

Designation of responsible development project team member from each section in Kyowa

Specification testing methods transfer for  * from ArQule

Establishment of specification testing methods and conducting  * stability studies for both of * and drug product

Initiation of additional non-clinical studies, if necessary

Preparation work for  * trials (Selection of principle investigators, development of  * clinical trial protocols, etc.) in the Territory

Months 7 -18

 * submissions to the Regulatory Authority for single agent  *  trial in the  * (Possible consultation meeting with the *

Months 19 -24

 * submissions to the *  for combination  * trial(s) in the Territory.

Preparation work for  *  trials (development of  *  and clinical trial protocols, etc.) in the Territory

Months 25 -36

Determination of appropriate cancer target(s) for accelerated approval as a single agent.

Determination of appropriate cancer target(s) for accelerated approval as combo with  *

Consultation meeting with  * Authority for accelerated approval and  *  study design

 * submission to the  *  for single agent  *  trials in the Territory, if applicable

 * submissions to the  *  for combination  * trials in the Territory, if applicable

Months 37 – 48

 * consultation meeting with  *  for accelerated approval

If target  *  required  * trials,  *  to the  * for  * trials initiation

Months 49 - 60

 * submission to the  * for single agent approval in the Territory, if applicable

 * submission to the  *  for combination agent approval in the Territory, if applicable

Timeline of these  *  are depend on the outcome of pre-NDA consultation meeting with  * .  If  *  requests additional clinical trials, Kyowa will change the development strategy.

Months 61 - 84

Launch for * accelerated approval in the Territory, if applicable

Launch for * accelerated approval in the Territory, if applicable

Months 85 - 108

 * to the * for  * trial required approval in the Territory

Launch for  * required approval in the Territory, if applicable

EXHIBIT E

ArQule Press Release

ARQULE AND KYOWA HAKKO KOGYO SIGN EXCLUSIVE LICENSE AGREEMENT

IN ASIA FOR ARQ 197, C-MET INHIBITOR

Woburn, MA, April 27, 2007 – ArQule, Inc. (NASDAQ: ARQL) today announced that it has entered into an exclusive license agreement with Kyowa Hakko Kogyo Co., Ltd. (Kyowa) to develop and commercialize ARQ 197, a small molecule, selective inhibitor of the c-Met receptor tyrosine kinase, in Japan and parts of Asia.

The agreement includes $123 million in upfront and potential development milestone payments from Kyowa to ArQule, including a $30 million cash upfront licensing payment.  In addition, the agreement includes undisclosed sales milestone payments.  Upon commercialization, ArQule will receive double-digit royalties from Kyowa on net sales of ARQ 197.  Kyowa will be responsible for clinical development costs and commercialization of the compound in certain Asian countries, consisting of Japan, China (including Hong Kong), South Korea and Taiwan.

 “We are excited to enter into a partnership with a world-class Japanese company whose oncology franchise positions it strongly in Asian markets and whose resources will allow it to develop and commercialize ARQ 197 on a timely basis,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.  “Kyowa is able to leverage an impressive array of clinical development, manufacturing, sales and marketing capabilities that will help realize the full potential of ARQ 197 and deliver its benefits to cancer patients in Asia.  Our agreement with them represents an important validation of this compound.

“In retaining proprietary rights to ARQ 197 in the rest of the world, we preserve a broad range of longer-term strategic options for ArQule that will unlock the full value of this novel compound, including, for example, increased flexibility in pursuing additional partnering agreements and an enhanced ability to continue the further development of ARQ 197 independently should we elect to do so,” said Dr. Hill.

ArQule will hold a conference call to discuss this agreement today, April 27, beginning at 9:30 a.m.  Dr. Stephen A. Hill, president and chief executive officer of ArQule, will lead the call.

Date & Time:	Friday, April 27, 2007, at 9:30 a.m., eastern time
Conference Call Numbers
Toll Free:	TBD
Toll:	TBD
Code:	ArQule
Webcast:	www.arqule.com
Archived Call:	TBD

As a result of this agreement, ArQule will be updating its financial guidance for the 2007 fiscal year during its first quarter conference call on May 3, 2007.

About ARQ 197 and c-Met

ARQ 197 is the lead product from the Company’s Cancer Survival Protein modulation program.  Other than the rights licensed under the agreement with Kyowa, ArQule retains all rights to compounds derived from this program, including ARQ 197.

ARQ 197 mediates its effects by inhibiting the activity of c-Met, a receptor tyrosine kinase that plays multiple key roles in human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis.  C-Met is abnormally activated in most cancers and is believed to control multiple signal transduction pathways involved in tumor growth and metastasis.  Pre-clinical findings have demonstrated that ARQ 197 inhibits c-Met in a wide range of human tumor cell lines and possesses anti-tumor activity against several types of xenografted human tumors in mice.

Interim Phase I data with ARQ 197, presented at the 18th EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics, demonstrated clinical tolerability, pharmacokinetics and signs of anti-tumor activity in cancer patients with a broad range of metastatic solid tumor types who had failed prior treatment regimens. The American Society of Clinical Oncology (ASCO) has accepted for oral presentation the Company’s abstract for ARQ 197 (A Phase 1 Dose Escalation Study of ARQ 197, a Selective Inhibitor of the c-Met Receptor in Patients with Metastatic Solid Tumors) at the 43rd ASCO Annual Meeting, June 1-5, 2007, in Chicago.  This presentation will describe final results from this trial.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that inhibits a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s license agreement with Kyowa Hakko Kogyo Co., Ltd., including potential future milestone and royalty payments that could result from the Company’s and Kyowa’s future development of ARQ 197.  Failure to successfully develop ARQ 197 could prevent us from receiving these future payments. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in ongoing or later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development. Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

# # #

EXHIBIT F

Specifications

Appearance	Conforms to description
Assay	* of Label Claim
* Related Substances	Single Report any single related substance *
Total *
*	*
*	*
*	*

Justification for Specifications

Appearance: The appearance should confirm that  *  and  * conform to the description of * produced in a similar fashion and the specifications supplied by the  *  manufacturer.

Assay: Only small development  * of capsules have been produced to date. The reproducibility with which the label claim can be achieved is, therefore, impossible to assess at the  * of the clinical trial  *  Taking this into consideration, along with the acceptable degree of variation contributed by the analytical method and the degree of  * that could be expected over the  *  period, a specification of  * is justified.

 * Related substances: The stability of * whether stored as the  * alone or in the capsule formulation, is, to date, not completely understood. The  * produced at bench-scale contains process impurities in the range of  *.  A level of degradation products in the range of  *  can be anticipated over the stability-testing period for capsules. The specifications for  * -related substances, therefore, indicate that the presence of all related substances greater than *  should be documented and that the total level should not exceed *

Enantiomeric Excess:  *  is not expected given the  *  and  *  conditions for  *.  Therefore, the  * should be equivalent to the specification set for the  * alone.

Dissolution:  The amount of drug contained in each capsule of  * can vary depending upon the  * weight variation and blend uniformity. This variation can be translated into variation in the dissolution results.  The threshold for testing additional units should be sufficient to address a sample that might contain units at the limits of weight variation. Given this level of  *  variation and the stability results for the  *  tested to date,  * of * at * is *.

Content Uniformity:  The uniformity of  *  capsules should be within the compendial limits specified in  *.